Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF DECEMBER 21, 2005,

AMONG

KIMBALL HILL, INC.,

THE GUARANTORS FROM TIME TO TIME PARTIES HERETO,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

HARRIS N.A.,
AS ADMINISTRATIVE AGENT

BANK OF AMERICA, N.A.,
AS SYNDICATION AGENT,

KEYBANK NATIONAL ASSOCIATION,
AS CO-DOCUMENTATION AGENT

WACHOVIA BANK, NATIONAL ASSOCIATION,
AS CO-DOCUMENTATION AGENT

HARRIS NESBITT,
AS CO-LEAD ARRANGER AND JOINT BOOK RUNNER

AND

BANC OF AMERICA SECURITIES, LLC,
AS CO-LEAD ARRANGER AND JOINT BOOK RUNNER

$500,000,000 REVOLVING CREDIT FACILITY

v

CREDIT AGREEMENT

This Credit Agreement is entered into as of December        , 2005, by and among (a) KIMBALL HILL, INC., an Illinois corporation (the “Borrower”), (b) the Guarantors (as defined in Section 4.1 hereof) from time to time party to this Agreement, (c) the several financial institutions from time to time party to this Agreement, as Lenders, (d) HARRIS N.A., as Administrative Agent, (e) BANK OF AMERICA, N.A., as Syndication Agent, (f) KEYBANK NATIONAL ASSOCIATION, as Co-Documentation Agent, (g) WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent, (h) HARRIS NESBITT, as Co-Lead Arranger and Joint Book Runner, and (i) BANC OF AMERICA SECURITIES, LLC, as Co-Lead Arranger and Joint Book Runner, all as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

PRELIMINARY STATEMENT

The Borrower has requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.           THE CREDIT FACILITIES.

Section 1.1            Revolving Credit Commitments. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving Loan” and collectively the “Revolving Loans”) in U.S. Dollars to the Borrower from time to time on a revolving basis up to the amount of such Lender’s Revolving Credit Commitment, subject to any increases or reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date. The sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations at any time outstanding shall not exceed the lesser of (a) the Revolving Credit Commitments in effect at such time and (b) the Borrowing Base as determined based on the most recent Borrowing Base Certificate. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Revolver Percentages. As provided in Section 1.5(a) hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

Section 1.2            Letters of Credit. (a)  General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby and commercial letters of credit (each a “Letter of Credit”) for the account of the Borrower or one or more of its Wholly-owned Subsidiaries in an aggregate undrawn face amount up to the L/C Sublimit. Prior to the Closing Date, Harris N.A. issued for the account of the Borrower and certain of its Wholly-owned Subsidiaries the letters of credit listed on Schedule 1.2 attached hereto, which pre-existing letters of credit shall be deemed to be “Letters of Credit”  hereunder and shall be included in determining future Letter of Credit availability under the L/C Sublimit. Each Letter of Credit has been or shall be issued by the L/C Issuer, but each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Revolver Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its Revolver Percentage of the L/C Obligations then outstanding.

(b)           Applications. At any time before the Revolving Credit Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in U.S. Dollars, in a form reasonably satisfactory to the L/C Issuer, with expiration dates no later than 12 months from the date of issuance (subject to rights of renewal for periods of up to 12 months each), provided no Letter of Credit by renewal or otherwise may have an expiration date later than 30 days prior to the Revolving Credit Termination Date, in an aggregate face amount as set forth above, upon the receipt of an application duly executed by the Borrower and, if such Letter of Credit is for the account of one of its Wholly-owned Subsidiaries, such Wholly-owned Subsidiary for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”). Notwithstanding anything contained in any Application to the contrary:  (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.1 hereof, (ii) except as otherwise provided in Section 1.8 hereof, before the occurrence of an Event of Default, the L/C Issuer will not call for the funding by the Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall, subject to the provisions of Section 1.2(c) hereof, be converted to a Borrowing of a Base Rate Loan bearing interest from and after the date such drawing is paid. If the L/C Issuer issues any Letter of Credit with an expiration date that is automatically extended unless the L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, unless the Required Lenders instruct the L/C Issuer otherwise, the L/C Issuer will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date:  (i) the expiration date of such Letter of Credit if so extended would be later than 30 days prior to the Revolving Credit Termination Date, (ii) the Revolving Credit Commitments have been terminated, or (iii) a Default or an Event of Default exists and the Administrative Agent, in its discretion or at the request of the Required Lenders, has given the L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit. The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower subject to the conditions of Section 7 hereof and the other terms of this Section 1.2.

(c)           The Reimbursement Obligations. Subject to Section 1.2(b) hereof, the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 12:00 Noon (Chicago time) on the date when each drawing is to be paid if the Borrower has been informed of such drawing by the L/C Issuer on or before 11:30 a.m. (Chicago time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower after 11:30 a.m. (Chicago time) on the date when such drawing is to be paid, by the end of such day, in immediately available funds at the Administrative Agent’s principal office in Chicago, Illinois or such other office as the Administrative Agent may designate in writing to the Borrower (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds). Notwithstanding the foregoing, unless the Borrower shall have notified the Administrative Agent to the contrary, each drawing upon a Letter of Credit shall automatically be deemed to be a request for a Borrowing of a Base Rate Loan pursuant to the terms of Section 1.2(d) hereof, and the Borrower shall thereafter be responsible for the repayment of such amount pursuant to the provisions of Section 1.8 hereof.

(d)           The Participating Interests. Each Lender (other than the Lender acting as L/C Issuer in issuing the relevant Letter of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Revolver Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Unless the Borrower shall have paid the Reimbursement Obligation by 12:00 Noon (Chicago time) on the date the related drawing is to be paid, as set forth in Section 1.2(c) above, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Chicago time), or not later than 1:00 p.m. (Chicago time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to:  (i) from the date the related payment was made by the L/C Issuer to the date 2 Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Thereafter, all amounts advanced by the Participating Lenders, including the L/C Issuer’s Revolver Percentage of the drawn amount under the Letter of Credit, shall be deemed to be a Borrowing as a Base Rate Loan and shall bear interest and be repaid in accordance with the terms of this Agreement. The several obligations of the Participating Lenders to the L/C Issuer under this Section 1.2 shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against the Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Revolving Credit Commitment of any Lender, and each payment by a Participating Lender under this Section 1.2 shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Indemnification. The Participating Lenders shall, to the extent of their respective Revolver Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the L/C Issuer’s gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 1.2(e) and all other parts of this Section 1.2 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(f)            Manner of Requesting a Letter of Credit. The Borrower shall provide at least 3 Business Days’ advance written notice to the Administrative Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Borrower and, in the case of an extension or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.

Section 1.3            Applicable Interest Rates. (a)  Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Eurodollar Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable on the tenth day of each calendar month in arrears for the prior Interest Period, and at maturity (whether by acceleration or otherwise).

“Base Rate” means for any day the greater of:  (i) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate) and (ii) the sum of (x) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount owed to the Administrative Agent for which such rate is being determined, plus (y) 1/2 of 1%.

(b)           Eurodollar Loans. Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest

Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR	=	LIBOR
1 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means, for any Borrowing of Eurodollar Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurodollar Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) 2 Business Days before the beginning of such Interest Period by 3 or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by the Administrative Agent as part of such Borrowing.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day 2 Business Days before the commencement of such Interest Period.

“Telerate Page 3750” means the display designated as “Page 3750” on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).

(c)           Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 1.4            Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans advanced under a Credit shall be in an amount not less than $250,000. Each Borrowing of Eurodollar Loans advanced, continued or converted under a Credit shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $500,000. Without the Administrative Agent’s consent, there shall not be more than 6 Borrowings of Eurodollar Loans outstanding hereunder.

Section 1.5            Manner of Borrowing Loans and Designating Applicable Interest Rates. (a)  Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than 10:00 a.m. (Chicago time):  (i) at least 3 Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to Section 1.4’s minimum amount requirement for each outstanding Borrowing, a portion thereof, as follows:  (A) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (B) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 10:00 a.m. (Chicago time) at least 3 Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. The Borrower agrees that the Administrative Agent may rely on any such telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b)           Notice to the Lenders. The Administrative Agent shall give prompt telephonic or telecopy notice to each Lender of any notice from the Borrower received pursuant to Section 1.5(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c)           Borrower’s Failure to Notify; Automatic Continuations and Conversions. Any outstanding Borrowing of Base Rate Loans shall automatically be continued for an additional Interest Period on the last day of its then current Interest Period unless the Borrower has notified the Administrative Agent within the period required by Section 1.5(a) that the Borrower intends to convert such Borrowing, subject to Section 7.1 hereof, into a Borrowing of Eurodollar Loans or such Borrowing is prepaid in accordance with Section 1.8(a). If the Borrower fails to give notice pursuant to Section 1.5(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 1.5(a) or, whether or not such notice has been given, one or more of the conditions set forth in Section 7.1 for the continuation or conversion of a Borrowing of Eurodollar Loans would not be satisfied, and such Borrowing is not prepaid in accordance with Section 1.8(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans. In the event the Borrower fails to give notice pursuant to Section 1.5(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 12:00 noon (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Credit (or, at the option of the Administrative Agent, under the Swing Line) on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

(d)           Disbursement of Loans. Not later than 1:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing, subject to Section 7 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois. The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower at the Administrative Agent’s principal office in Chicago, Illinois, by depositing such proceeds to the credit of the Borrower’s operating account maintained with the Administrative Agent or as the Borrower and the Administrative Agent may otherwise agree.

(e)           Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. (Chicago time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to:  (i) from the date the related advance was made by the Administrative Agent to the date 2 Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 1.11 hereof so that the Borrower will have no liability under such Section with respect to such payment.

Section 1.6            Interest Periods. As provided in Section 1.5(a) and 1.15 hereof, at the time of each request to advance, continue or create by conversion a Borrowing of Eurodollar Loans or Swing Loans, the Borrower shall select an Interest Period applicable to such Loans from among the available options. The term “Interest Period” means the period commencing on the date a Borrowing of Loans is advanced, continued or created by conversion and ending:  (a) in the case of Base Rate Loans, on the last day of the calendar month in which such Borrowing is advanced, continued or created by conversion (or on the last day of the following calendar month if such Loan is advanced, continued or created by conversion on the last day of a calendar month), (b) in the case of a Eurodollar Loan, 1, 2, 3 or 6 months thereafter, and (c) in the case of a Swing Loan, on the date 1 to 5 days thereafter as mutually agreed to by the Borrower and the Administrative Agent; provided, however, that:

(i)            any Interest Period for a Borrowing of Revolving Loans or Swing Loans consisting of Base Rate Loans that otherwise would end after the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date;

(ii)           no Interest Period with respect to any portion of the Revolving Loans or Swing Loans shall extend beyond the Revolving Credit Termination Date;

(iii)          whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iv)          for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Section 1.7            Maturity of Revolving Loans and Swing Loans. Each Revolving Loan and Swing Loan (subject to the provisions of Section 1.15 hereof), both for principal and interest not sooner paid, shall mature and become due and payable by the Borrower on the Revolving Credit Termination Date.

Section 1.8            Prepayments. (a)  Optional. The Borrower may prepay in whole or in part (but, if in part, then:  (i) if such Borrowing is of Base Rate Loans, in an amount not less than $250,000, (ii) if such Borrowing is of Eurodollar Loans, in an amount not less than $500,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 1.4 and 1.15 hereof remains outstanding) any Borrowing of Eurodollar Loans at any time upon 3 Business Days prior notice by the Borrower to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans, notice delivered by the Borrower to the Administrative Agent no later than 10:00 a.m. (Chicago time) on the date of prepayment (or, in any case, such shorter period of time then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans or Swing Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 1.11 hereof.

(b)           Mandatory. (i)  If the Borrower or any of its Wholly-owned Subsidiaries shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss with respect to any Property, then the Borrower shall promptly notify the Administrative Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by the Borrower or such Subsidiary in respect thereof) and, promptly upon receipt by the Borrower or such Subsidiary of the Net Cash Proceeds of such Disposition or Event of Loss, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds; provided that this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of Dispositions during any fiscal year of the Borrower not exceeding $5,000,000 in the aggregate so long as no Default or Event of Default then exists. The amount of each such prepayment shall be applied first to the outstanding Swing Loans until paid in full and then to the Revolving Credit. If the Administrative Agent or the Required Lenders so request, all proceeds of such Disposition or Event of Loss shall be deposited with the Administrative Agent (or its agent) and held by it in the Collateral Account. So long as no Default or Event of Default exists, the Administrative Agent is authorized to disburse amounts representing such proceeds from the Collateral Account to or at the Borrower’s direction for application to or reimbursement for the costs of replacing, rebuilding or restoring such Property.

(ii)           If after the Closing Date the Borrower shall incur any additional Subordinated Debt or the Borrower or any Wholly-owned Subsidiary shall issue new equity securities (whether common or preferred stock or otherwise), other than equity securities issued in connection with the exercise of employee or director stock options, the Borrower shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such incurrence or issuance to be received by or for the account of the Borrower or such Wholly-owned Subsidiary in respect thereof. Promptly upon receipt by the Borrower or such Wholly-owned Subsidiary of Net Cash Proceeds of such issuance, the Borrower shall apply 100% of the amount of such Net Cash Proceeds first to the prepayment of the outstanding Swing Loans, until paid in full, second to the prepayment of the Revolving Loans, until paid in full, and then to the prefunding of all L/C Obligations. The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 8.11 (Maintenance of Subsidiaries) or Section 9.1(j) (Change of Control) hereof or any other terms of the Loan Documents.

(iii)          The Borrower shall, on each date the Revolving Credit Commitments are reduced pursuant to Section 1.12 hereof, prepay the Revolving Loans, Swing Loans, and, if necessary, prefund the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitments have been so reduced.

(iv)          If at any time the sum of the unpaid principal balance of the Revolving Loans, Swing Loans, and the L/C Obligations then outstanding shall be in excess of the Borrowing Base as then determined on the basis of the most recent Borrowing Base Certificate, the Borrower shall immediately and without notice or demand pay over the amount of the excess to the Administrative Agent for the account of the Lenders as and for a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the Revolving Loans and Swing Loans until payment in full thereof with any remaining balance to be held by the Administrative Agent in the Collateral Account as security for the Obligations owing with respect to the Letters of Credit.

(v)           Prepayments of Loans under this Section 1.8(b) shall be applied first to Swing Loans, until payment in full thereof, second to all other Borrowings of Base Rate Loans until payment in full thereof, and third to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 1.8(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans or Swing Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 1.11 hereof. Each prefunding of L/C Obligations shall be made in accordance with Section 9.4 hereof.

(c)           Any amount of Revolving Loans and Swing Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

Section 1.9            Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, and letter of credit fees at a rate per annum equal to:

(a)      for any Base Rate Loan or any Swing Loan, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;

(b)      for any Eurodollar Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(c)      for any Reimbursement Obligation that is not converted to a Borrowing of a Base Rate Loan under Section 1.2 hereof, the sum of 2.0% plus the amounts due under Section 1.2 with respect to such Reimbursement Obligation; and

(d)      for any Letter of Credit, the sum of 2.0% plus the letter of credit fee due under Section 2.1 with respect to such Letter of Credit;

provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

Section 1.10         The Notes.

(a)           The Revolving Loans made to the Borrower by a Lender shall be evidenced by a single promissory note of the Borrower issued to such Lender in the form of Exhibit D-1 hereto. Each such promissory note is hereinafter referred to as a “Revolving Note” and collectively such promissory notes are referred to as the “Revolving Notes.”

(b)           The Swing Loans made to the Borrower by the Administrative Agent shall be evidenced by a single promissory note of the Borrower issued to the Administrative Agent in the form of Exhibit D-2 hereto. Such promissory note is hereinafter referred to as the “Swing Note.”

(c)           Each Lender shall record on its books and records or on a schedule to its appropriate Note the amount of each Loan advanced, continued or converted by it, all payments of principal and interest and the principal balance from time to time outstanding thereon, the type of such Loan, and, for any Eurodollar Loan or Swing Loan, the Interest Period and the interest rate applicable thereto. The record thereof, whether shown on such books and records of a Lender or on a schedule to the relevant Note, shall, absent manifest error, be prima facie evidence as to all such matters; provided, however, that the failure of any Lender to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it hereunder together with accrued interest thereon. At the request of any Lender and upon such Lender tendering to the Borrower the appropriate Note to be replaced, the Borrower shall furnish a new Note to such Lender to replace any outstanding Note.

Section 1.11         Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss (calculated as yield losses for funds incurring interest at lower rates in the interbank Eurodollar market), cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or Swing Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a)      any payment, prepayment or conversion of a Eurodollar Loan or Swing Loan on a date other than the last day of its Interest Period,

(b)      any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan or Swing Loan, or to convert a Base Rate Loan into a Eurodollar Loan or Swing Loan on the date specified in a notice given pursuant to Section 1.5(a) or 1.15 hereof,

(c)      any failure by the Borrower to make any payment of principal on any Eurodollar Loan or Swing Loan when due (whether by acceleration or otherwise), or

(d)      any acceleration of the maturity of a Eurodollar Loan or Swing Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be deemed prime facie correct absent manifest error.

Section 1.12         Revolving Credit Commitment Terminations. (a)  Optional Revolving Credit Terminations. The Borrower shall have the right at any time and from time to time, upon 5 Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Revolving Credit Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $5,000,000 or an integral multiple of $5,000,000 in excess thereof and (ii) allocated ratably among the Lenders in proportion to their respective Revolver Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations then outstanding. Any termination of the Revolving Credit Commitments shall reduce the L/C Sublimit by a percentage amount equal to the percentage reduction in the aggregate Revolving Credit Commitments. Any termination of the Revolving Credit Commitments below the Swing Line Sublimit then in effect shall reduce the Swing Line Sublimit by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments.

(b)           Revolving Credit Commitment Reinstatement. Any termination of the Revolving Credit Commitments pursuant to this Section 1.12 may not be reinstated, except as provided in Section 1.13.

Section 1.13         Increase in Aggregate Revolving Credit Commitment.

The Borrower may, at any time and from time to time, request, by notice to the Administrative Agent, the Administrative Agent’s approval, such approval not to be unreasonably withheld, of an increase in the aggregate Revolving Credit Commitments (a “Facility Increase”) within the limitations hereafter described, which request shall set forth the amount of each such requested Facility Increase. Within twenty (20) days of such request, the Administrative Agent shall advise the Borrower of its approval or disapproval of such request, and failure to so advise the Borrower shall constitute disapproval. If the Administrative Agent approves any such Facility Increase, then the aggregate Revolving Credit Commitments may be increased (up to the amount of such approved Facility Increase, in the aggregate) by having one or more New Lenders increase the amount of their then existing Revolving Credit Commitments or become Lenders, subject to and in accordance with this Section 1.13. Any Facility Increase shall be subject to the following limitations and conditions:  (a) any increase in the aggregate Revolving Credit Commitments shall not be less than $50,000,000; any increase in any Revolving Credit Commitment and any new Revolving Credit Commitment shall (unless otherwise agreed to by the Borrower and the Administrative Agent) not be less than $5,000,000 and shall be in integral multiples of $1,000,000 if in excess thereof; (b) no Facility Increase pursuant to this Section 1.13 shall increase the aggregate Revolving Credit Commitments to an amount in excess of $700,000,000; (c) the Borrower and each New Lender shall have executed and delivered a commitment and acceptance (the “Commitment and Acceptance”) substantially in the form of Exhibit I hereto, and the Administrative Agent shall have accepted and executed the same; (d) the Borrower shall have executed and delivered to the Administrative Agent such Note or Notes as the Administrative Agent shall require to reflect such Facility Increase; (e) the Borrower shall have delivered to the Administrative Agent opinions of counsel (substantially similar to the form of opinions provided for in Section 7, modified to apply to the Facility Increase and each Note and Commitment and Acceptance executed and delivered in connection therewith); (f) the Guarantors shall have consented in writing to the Facility Increase and shall have agreed that their guaranties contained in this Agreement or elsewhere continue in full force and effect; (g) the Borrower and each New Lender shall otherwise have executed and delivered such other instruments and documents as the Administrative Agent shall have reasonably requested in connection with such Facility Increase and (h) each New Lender shall have paid to the other Lenders an amount sufficient such that the percentage of all outstanding Loans as held by all Lenders shall equal each Lender’s Revolver Percentage following the Facility Increase. The form and substance of the documents required under clauses (c) through (g) above shall be fully acceptable to the Administrative Agent. The Administrative Agent shall provide written notice to all of the Lenders hereunder of any Facility Increase.

Section 1.14         Substitution of Lenders. In the event (a) the Borrower receives a claim from any Lender for compensation under Section 10.3 or 13.1 hereof, (b) the Borrower receives notice from any Lender of any illegality pursuant to Section 10.1 hereof, (c) any Lender is in default in any material respect with respect to its obligations under the Loan Documents, or (d) a Lender fails to consent to an amendment or waiver requested under Section 13.13 hereof at a time when the Required Lenders have approved such amendment or waiver (any such Lender referred to in clause (a), (b), (c), or (d) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, require, at the Affected Lender’s expense, any such Affected Lender to assign, at par plus accrued interest and fees, without recourse, all of its interest, rights, and obligations hereunder (including all of its Revolving Credit Commitments and the Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to a commercial bank or other financial institution specified by the Borrower, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) the Borrower shall have received the written consent of the Administrative Agent, which consent shall not be unreasonably withheld, to such assignment, (iii) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 1.11 hereof as if the Loans owing to it were prepaid rather than assigned) other than such principal owing to it hereunder, and (iv) the assignment is entered into in accordance with the other requirements of Section 13.12 hereof (provided any assignment fees and reimbursable expenses due thereunder shall be paid by the Borrower).

Section 1.15         Swing Loans. (a)  Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Administrative Agent agrees to make loans in U.S. Dollars to the Borrower under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit. The Swing Loans may be availed of the Borrower from time to time and borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date; provided that each Swing Loan must be repaid on the last day of the Interest Period applicable thereto. Each Swing Loan shall be in a minimum amount of $500,000 or such greater amount which is an integral multiple of $100,000.

(b)           Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Base Rate Loans under the Revolving Credit as from time to time in effect (computed on the basis of a year of 360 days for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise).

(c)           Requests for Swing Loans. The Borrower shall give the Administrative Agent prior notice (which may be written or oral, provided that all such written notices shall be substantially in the form of Exhibit B (Notice of Borrowing) and all oral notices shall be promptly confirmed in writing) no later than 12:00 Noon (Chicago time) on the date upon which the Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan, and the Interest Period requested therefor. Such Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Base Rate Loans under the Revolving Credit to the Base Rate as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of such Swing Loan shall be made available to the Borrower on the date so requested at the offices of the Administrative Agent in Chicago, Illinois, by depositing such proceeds to the credit of the Borrower’s operating account maintained with the Administrative Agent or as the Borrower and the Administrative Agent may otherwise agree. Anything contained in the foregoing to the contrary notwithstanding, (i) the obligation of the Administrative Agent to make Swing Loans shall be subject to all of the terms and conditions of this Agreement and (ii) the Administrative Agent shall not be obligated to make more than one Swing Loan during any one week.

(d)           Refunding Loans. In its sole and absolute discretion, the Administrative Agent may at any time, on behalf of the Borrower (which hereby irrevocably authorizes the Administrative Agent to act on its behalf for such purpose) and with notice to the Borrower, request each Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Revolver Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 9.1(l) or 9.1(m) exists with respect to the Borrower, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the

Administrative Agent, in immediately available funds, at the Administrative Agent’s principal office in Chicago, Illinois, before 12:00 Noon (Chicago time) on the Business Day following the day such notice is given. The proceeds of such Borrowing of Revolving Loans shall be immediately applied to repay the outstanding Swing Loans.

(e)           Participations. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Administrative Agent pursuant to Section 1.15(d) above (because an Event of Default described in Section 9.1(l) or 9.1(m) exists with respect to the Borrower or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Administrative Agent, purchase from the Administrative Agent an undivided participating interest in the outstanding Swing Loans in an amount equal to its Revolver Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Revolver Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Administrative Agent its participation in such Loan. The several obligations of the Lenders under this Section shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against the Borrower, any other Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Revolving Credit Commitments of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding or reduction whatsoever.

SECTION 2.           FEES.

Section 2.1            Fees. (a)  Revolving Credit Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Revolver Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Revolving Credit Commitments. Such commitment fee shall be payable quarterly in arrears within 10 days following the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b)           Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 1.2 hereof, the Borrower shall pay to the L/C Issuer for its own account a fronting fee equal to 0.125% of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, within 10 days following the last day of each March, June, September, and December, commencing on the first such date occurring after the date hereof, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Revolver Percentages, a letter of credit fee at a rate per annum equal to 1.50% (computed on the basis of a year of 360 days and the actual number of days elapsed) applied to the daily average face amount of Letters of Credit outstanding during such quarter. In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, assignment, and other administrative fees for each Letter of Credit as established by the L/C Issuer from time to time.

(c)           Administrative Agent Fees. The Borrower shall pay to the Administrative Agent, for its own use and benefit, and to Harris Nesbitt and Banc of America Securities, LLC, the fees agreed to in the fee letters executed by the Borrowers, dated [December        , 2005], or as otherwise agreed to in writing among such parties.

SECTION 3.           PLACE AND APPLICATION OF PAYMENTS.

Section 3.1            Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 12:00 Noon (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower) for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. If the Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that the Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to:  (i) from the date the distribution was made to the date 2 Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.

Anything contained herein to the contrary notwithstanding (including, without limitation, Section 1.8(b) hereof), all payments and collections received in respect of the Obligations by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Revolving Credit Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

(a)      first, to the payment of any outstanding costs and expenses reasonably incurred by the Administrative Agent, in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 13.15 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b)      second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(c)      third, to the payment of principal on the Notes, unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 9.4 hereof (until the Administrative Agent is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations), and Hedging Liability, the aggregate amount paid to, or held as collateral security for, the Lenders and, in the case of Hedging Liability, their Affiliates, to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d)      fourth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrower and its Subsidiaries evidenced by the Loan Documents (including, without limitation, Funds Transfer and Deposit Account Liability) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(e)      finally, to the Borrower or whoever else may be lawfully entitled thereto.

Section 3.2            Account Debit. The Borrower hereby irrevocably authorizes the Administrative Agent and each Lender to charge any of the Borrower’s deposit accounts maintained with the Administrative Agent or such Lender for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrower acknowledges and agrees that the Administrative Agent and the Lenders shall not be under an obligation to do so and the Administrative Agent and the Lenders shall not incur any liability to the Borrower or any other Person for the Administrative Agent’s or the Lender’s failure to do so. The Administrative Agent shall provide the Borrower with written notice on the date of any such charge and the amount thereof.

SECTION 4.           GUARANTIES.

Section 4.1            Guaranties. The payment and performance of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall at all times be guaranteed by each Wholly-owned Subsidiary of the Borrower (but specifically excluding KH Financial, L.P.) that is engaged in the acquisition and development of Real Property and the construction of Housing Units thereon (individually a “Guarantor” and collectively the “Guarantors”) pursuant to Section 12 hereof or pursuant to one or more guaranty agreements in form and substance acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties”).

Section 4.2            Further Assurances. In the event the Borrower or any Guarantor forms or acquires any other entity after the date hereof, that is to be a Wholly-owned Subsidiary engaged in the acquisition and development of Real Property and the construction of Housing Units thereon, then the Borrower shall promptly upon such formation or acquisition cause such newly formed or acquired entity to execute a Guaranty, and the Borrower shall also deliver to the Administrative Agent, or cause such entity to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

SECTION 5.           DEFINITIONS; INTERPRETATION.

Section 5.1            Definitions. The following terms when used herein shall have the following meanings:

“Act” is defined in Section 13.24 hereof.

“Adjusted LIBOR” is defined in Section 1.3(b) hereof.

“Adjusted Tangible Net Worth” means the sum of (a) the Tangible Net Worth (b) all minority interests, as determined in accordance with GAAP, of any Person, other than the Borrower or a Wholly-owned Subsidiary, in any Partial Subsidiary (excluding interests attributable to assets not yet owned by a Partial Subsidiary), and (c) 50% of the outstanding principal of the Subordinated Debt; provided that the amount contributed pursuant to clause (b) shall not exceed $50,000,000, and the amount contributed pursuant to clause (c) above shall not exceed $100,000,000.

“Administrative Agent” means Harris N.A. and any successor pursuant to Section 11.7 hereof.

 “Administrative Costs” means costs incurred by the Borrower or its Subsidiaries in connection with (a) the marketing and selling of Eligible Land and (b) the administration, management and operation of the Borrower’s or its Subsidiaries’ businesses, which costs are not directly attributable to zoning, permitting, design, site improvement, construction upon or other similar development activity with respect to a given parcel or lot of Eligible Land.

“Affected Lender” is defined in Section 1.14 hereof.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the commitment fees payable under Section 2.1 hereof, until the first Pricing Date, the rates per annum shown opposite Level II below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

LEVEL	LEVERAGE RATIO FOR SUCH PRICING DATE	APPLICABLE MARGIN FOR BASE RATE LOANS UNDER REVOLVING CREDIT AND REIMBURSEMENT OBLIGATIONS SHALL BE:	APPLICABLE MARGIN FOR EURODOLLAR LOANS UNDER REVOLVING CREDIT SHALL BE:	APPLICABLE MARGIN FOR COMMITMENT FEE SHALL BE:
IV	Greater than or equal to 2.25 to 1.0	0.00%	2.25%	0.30%
III	Less than 2.25 to 1.0, but greater than or equal to 2.00 to 1.0	0.00%	2.00%	0.25%
II	Less than 2.00 to 1.0, but greater than or equal to 1.75 to 1.0	0.00%	1.75%	0.20%
I	Less than 1.75 to 1.0	0.00%	1.50%	0.20%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Borrower ending on or after March 31, 2006, the date on which the Administrative Agent is in receipt of the Borrower’s most recent financial statements for the fiscal quarter then ended, pursuant to Section 8.5 hereof. The Applicable Margin shall be established based on the Leverage Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrower has not delivered its financial statements by the date such financial statements are required to be delivered under Section 8.5 hereof, until such financial statements and audit report are delivered, the Applicable Margin, in the discretion of the Administrative Agent, shall be the highest Applicable Margin (i.e., Level IV shall apply). If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders if reasonably determined.

“Application” is defined in Section 1.2(b) hereof.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2 hereof or on any update of any such list provided by the

Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Base Rate” is defined in Section 1.3(a) hereof.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 1.3(a) hereof.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under a Credit on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders according to their Revolver Percentages. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 1.5 hereof. Borrowings of Swing Loans are made by the Administrative Agent in accordance with the procedures set forth in Section 1.15 hereof.

“Borrowing Base” means, as of the date of determination, the sum of the following amounts:  (a) 90% of the Housing Unit Book Value for all Housing Units Under Contract, (b) 80% of the Housing Unit Book Value for all Speculative Housing Units, (c) 70% of the Finished Lot Book Value for all Finished Lots, (d) 60% of the Finished Lot Book Value for all Lots Under Development, and (e) 50% of the Eligible Land Book Value for all Entitled Land; provided that (i) the Borrowing Base shall be computed only as against and on so much of such Property (which shall be Property that is not subject to any Lien other than as allowed under Section 8.8(a), (b), (f) or (n)) as is included on the Borrowing Base Certificates furnished from time to time by the Borrower pursuant to this Agreement and, if required by the Administrative Agent pursuant to any of the terms hereof, as verified by such other evidence reasonably required to be furnished to the Administrative Agent pursuant hereto; (ii) on any date of determination, the aggregate amounts derived from the above clauses (c), (d) and (e) shall not contribute an amount to the Borrowing Base greater than 50% of the aggregate Revolving Credit Commitments then in effect; (iii) on any date of determination, the amount derived from the above clause (e) shall not contribute an amount to the Borrowing Base greater than 25% of the aggregate Revolving Credit Commitments then in effect, (iv) the sum of all amounts included in the Borrowing Base attributable to Property owned by the Special Project Subsidiaries shall not exceed (A) $50,000,000 at any one time prior to or on December 31, 2006, (B) $40,000,000 at any one time after December 31, 2006 until December 31, 2007, (C) $30,000,000 at any one time after December 31, 2007 until December 31, 2008, and (D) $0 at any time after December 31, 2008; and (v) the Borrowing Base as calculated at any time shall be reduced by an amount equal to the outstanding principal balance of any Indebtedness for Borrowed Money allowed under Section 8.7(g) hereof.

“Borrowing Base Certificate” means the certificate in the form of Exhibit E hereto, or in such other form acceptable to the Administrative Agent, to be delivered to the Administrative Agent pursuant to Sections 7.2 and 8.5 hereof.

“Borrowing Capacity” means for any given month, the difference between (a) the lesser of (i) the Borrowing Base and (ii) the aggregate Revolving Credit Commitments and (b) the sum of the outstanding principal of the Loans and all L/C Obligations.

“Builder Leverage Ratio” means the ratio of Builder Liabilities to Adjusted Tangible Net Worth.

“Builder Liabilities” means Indebtedness for Borrowed Money of the Borrower and its Subsidiaries, less, to the extent included in such amount, all purchase money indebtedness or obligations in respect of assets that have not been acquired by the Borrower or any of its Subsidiaries as of the date of determination.

“Building Region” means the following areas or regions in which the Borrower and its Subsidiaries conduct business: (a) Florida, (b) Texas, (c) the Midwest (being the general metropolitan areas of Chicago, Illinois; Cleveland, Ohio; and Milwaukee, Wisconsin) (d) Nevada, (e) the Pacific Coast (being the general metropolitan areas of Sacramento, California; Stockton, California; Portland, Oregon and Vancouver, Washington), and (f) such other regions as designated by the Administrative Agent pursuant to Section 8.18.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England and Nassau, Bahamas.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change of Control” means (a) any transfer of any class of stock in the Borrower that individually or in the aggregate with other transfers, whether voluntary or involuntary, results in the Permitted Holders not owning at least 51% of the outstanding Voting Stock in the Borrower, or (b) following any offering of new equity securities by the Borrower (whether common or preferred stock or otherwise), other than equity securities issued in connection with the exercise of employee or director stock options, during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any new directors whose election to such board of directors or whose nomination for election by the stockholders of the Borrower was approved by a vote of the majority of the directors of the Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Borrower.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral Account” is defined in Section 9.4 hereof.

“Commitment and Acceptance” is defined in Section 1.13.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Credit” means any of the Revolving Credit or the Swing Line.

“Credit Event” means the advancing of any Loan, the continuation of or conversion into a Eurodollar Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Disposition” means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Section 8.10(a) through (g) hereof.

“EBITDA” means, with reference to any period, Net Income for such period plus the sum of all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for such period, (c) depreciation of fixed assets and amortization of intangible assets for such period and (d) any non-recurring, non-cash items for such period.

“Eligible Land” means Real Property owned by the Borrower, a Wholly-owned Subsidiary or a Special Project Subsidiary in fee simple, which is not subject to any Lien (other than as allowed under Section 8.8(a), (b), (f) or (n)), which, subject to non-material and customary conditions imposed by the applicable governmental authority, is (i) zoned by the appropriate governmental authority to allow for the construction and use of Housing Units, (ii) properly and legally subdivided for residential development or with respect to which the Borrower, a Wholly-owned Subsidiary or a Special Project Subsidiary has obtained all necessary approvals for subdivision into residential lots, and (iii) not subject to any governmental moratoriums regarding the construction of Housing Units or the connection to necessary infrastructure or utilities.

“Eligible Land Book Value” means the acquisition cost of a parcel or lot of Eligible Land, including closing costs incurred in connection with such acquisition, less, to the extent a particular Property is owned by a Special Project Subsidiary, the Minority Interest Percentage of such costs.

“Entitled Land” means Eligible Land which is not also a Lot Under Development, Finished Lot, Speculative Housing Unit or Housing Unit Under Contract; provided that Eligible Land shall not be included in the calculation of the Borrowing Base as Entitled Land at any time following the date that is 12 months after the first date on which such Eligible Land was first classified as Entitled Land.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a governmental authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water, groundwater or wetlands, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 1.3(b) hereof.

“Eurodollar Reserve Percentage” is defined in Section 1.3(b) hereof.

“Event of Default” means any event or condition identified as such in Section 9.1 hereof.

“Event of Loss” means, with respect to any Property, any of the following:  (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property by any governmental body having authority to exercise such rights.

“Excess Interest” is defined in Section 13.20 hereof.

“Facility Increase” is defined in Section 1.13.

“Federal Funds Rate” means the fluctuating interest rate per annum described in part (x) of clause (ii) of the definition of Base Rate appearing in Section 1.3(a) hereof.

“Finished Lot Book Value” means the Eligible Land Book Value with respect to a given parcel or lot of Eligible Land plus the Lot Costs allocable to such Eligible Land, but excluding Administrative Costs, and further excluding, to the extent a particular Property is owned by a Special Project Subsidiary, the Minority Interest Percentage of such Lot Costs.

“Finished Lots” mean Eligible Land that has been properly and legally subdivided for residential development and with respect to which a building permit from the applicable governmental authority has been or could be obtained; provided such Eligible Land does not also qualify as a Speculative Housing Unit or a Housing Unit Under Contract.

“Funds Transfer and Deposit Account Liability” means the liability of the Borrower or any of its Subsidiaries owing to any of the Lenders, or any Affiliates of such Lenders, arising under or with respect to this Agreement and (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from deposit accounts of the Borrower and/or any of its Subsidiaries now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to the Borrower or any of its Subsidiaries by any of such Lenders or their Affiliates.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Guarantor” and “Guarantors” each is defined in Section 4.1 hereof.

“Guaranty” and “Guaranties” each is defined in Section 4.1 hereof.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) toxic mold, toxic fungus, asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Hedging Liability” means the liability of the Borrower or any of its Subsidiaries to any of the Lenders, or any Affiliates of such Lenders, in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement, as the Borrower or such Subsidiary, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates in connection with any Indebtedness for Borrowed Money arising under or in connection with this Agreement.

“Housing Unit” means a single-family dwelling, whether such dwelling is detached or attached (including condominiums and town houses but excluding mobile and manufactured homes), which dwelling is either under construction or completed and is (or, upon completion of construction thereof, will be) available for sale.

“Housing Unit Book Value” means the Finished Lot Book Value with respect to a given parcel or lot of Eligible Land, plus all costs incurred by the Borrower, the Wholly-owned Subsidiaries or the Special Project Subsidiaries in connection with the construction of a Housing Unit thereon, but excluding Administrative Costs, and further excluding, to the extent a particular Property is owned by a Special Project Subsidiary, the Minority Interest Percentage of such costs.

“Housing Unit Closing” means a closing of the sale of a Housing Unit, together with the Real Property upon which such Housing Unit is located, by the Borrower, a Wholly-owned Subsidiary or a Special Project Subsidiary pursuant to a Housing Unit Contract.

“Housing Unit Contract” means a bona fide contract of sale for a Housing Unit, together with the Real Property upon which such Housing Unit is located, in a form customarily employed by the Borrower, a Wholly-owned Subsidiary, or a Special Project Subsidiary and reasonably satisfactory to the Administrative Agent, entered into not more than 15 months prior to the date of determination with a Person who is not an Affiliate of the Borrower or any of its Subsidiaries, under which contract no defaults then exist and not less than $1,000 of the purchase price has been paid as a deposit; provided, however, that in the case of any Housing Unit the purchase of which is to be financed in whole or in part by a loan insured by the Federal Housing Administration or guaranteed by the Veterans Administration, the required minimum down payment shall be the amount (if any) required under the rules of the relevant agency.

“Housing Unit Under Contract” means Eligible Land that otherwise qualifies as a Finished Lot, together with the Housing Unit located or to be located thereon, with respect to which construction has commenced beyond the foundation and with respect to which a Housing Unit Contract is in full force and effect but with respect to which no Housing Unit Closing has occurred.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness (as determined in accordance with GAAP) for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money, and (f) all indebtedness in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Borrower, the Wholly-owned Subsidiaries and the Special Project Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Incurred” means, for any period, the total interest paid or accrued by the Borrower, the Wholly-owned Subsidiaries and the Special Project Subsidiaries (including the interest component of any Capital Lease) as calculated in accordance with GAAP.

“Interest Period” is defined in Section 1.6 hereof.

“Joint Venture” means any Person (other than an individual or a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries invests or acquires an equity or beneficial interest.

“L/C Issuer” means the Administrative Agent, or any other Lender requested by the Borrower and approved by the Administrative Agent in its sole discretion as an issuer with respect to any Letter of Credit, and includes Harris N.A. with respect to the Letters of Credit listed on Schedule 1.2 attached hereto.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Sublimit” means $100,000,000, as reduced pursuant to the terms hereof.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.

“Lenders” means and includes Harris N.A. and the other financial institutions from time to time party to this Agreement, including each New Lender and each assignee Lender pursuant to Section 13.12 hereof.

“Lending Office” is defined in Section 10.4 hereof.

“Letter of Credit” is defined in Section 1.2(a) hereof.

“Leverage Ratio” means the ratio of Total Liabilities to Adjusted Tangible Net Worth.

“LIBOR” is defined in Section 1.3(b) hereof.

“LIBOR Index Rate” is defined in Section 1.3(b) hereof.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” means any Revolving Loan or Swing Loan whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes, the Applications, the Guaranties, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection herewith.

“Lot Costs” means the actual costs incurred by the Borrower, the Wholly-owned Subsidiaries or the Special Project Subsidiaries in connection with the zoning, permitting, design, site engineering, site improvement and other similar development activity with respect to the subject Eligible Land, excluding costs related to the construction of Housing Units.

“Lot Under Development” means Eligible Land upon which the Borrower, a Wholly-owned Subsidiary or the Special Project Subsidiary has commenced, or intends to commence within 6 months of the date of original determination, grading and the installation of infrastructure; provided, such Eligible Land does not also qualify as a Finished Lot, Speculative Housing Unit or Housing Unit Under Contract; and provided further that if grading and the installation of infrastructure has not commenced within the above referenced 6 month period, such Eligible Land shall cease to qualify as a Lot Under Development, but may then qualify as Entitled Land, subject to the qualification criteria therefor; provided that grading and the installation of infrastructure must actually commence upon any such disqualified Property before it may again qualify as a Lot Under Development.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, condition (financial or otherwise) or prospects of the Borrower or its Subsidiaries, taken individually (as to the Borrower and its Significant Subsidiaries) or as a whole, (b) a material impairment of the ability of the Borrower or any of its Significant Subsidiaries to perform its obligations under any Loan Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any of its Subsidiaries of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Maximum Rate” is defined in Section 13.20 hereof.

 “Minority Interest Percentage” means with respect to a given Special Project Subsidiary, the sum of all percentage ownership interests in such entity as owned by all Persons that are not a Borrower or a Wholly-owned Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such Disposition and (ii) sale, use or other transactional taxes paid or payable by such Person as a direct result of such Disposition, (b) with respect to any

Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments, and (c) with respect to any offering of debt or equity securities of a Person cash and cash equivalent proceeds received by or for such Person’s account, net of reasonable legal, underwriting, and other fees and expenses incurred as a direct result thereof.

“Net Income” means, with reference to any period, the net income (or net loss) of the Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Borrower or another of its Subsidiaries, and (b) the net income (or net loss) of any Person (other than a Wholly-owned Subsidiary) in which the Borrower or a Wholly-owned Subsidiary has an equity interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a Wholly-owned Subsidiary during such period.

“Net Worth” means all shareholders’ equity in the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, such calculation to (a) include preferred stock, (b) include capital stock, (c) include additional paid-in capital and retained earnings, (d) exclude interests attributable to option or land bank arrangements that would be required to be included on the Borrower’s balance sheet solely due to Interpretation Number 46, as issued by the Financial Accounting Standards Board in January 2003, and (e) exclude minority interests of any other Person in any Partial Subsidiary.

“New Lender” means a Lender that either (a) becomes a new Lender pursuant to Section 1.13 by making a new Revolving Credit Commitment or (b) increases its existing Revolving Credit Commitment pursuant to Section 1.13.

“Notes” means and includes the Revolving Notes and the Swing Note.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder or under the other Loan Documents, and all other payment obligations of the Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“Offering Memorandum” means the Offering Memorandum dated [December              , 2005] for the Borrower’s Subordinated Debt.

“Outside Stockholders” means any Person owning an interest in the Borrower or its Subsidiaries, which Person is not (a) a Permitted Holder or (b) an officer or director of the Borrower.

“Partial Subsidiary” means any Subsidiary of the Borrower that is not a Wholly-owned Subsidiary.

“Participating Interest” is defined in Section 1.2(d) hereof.

“Participating Lender” is defined in Section 1.2(d) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Permitted Holders” means (a) David K. Hill, Diane G. Hill, their immediate family members (as defined by the New York Stock Exchange’s listing requirements) or the respective spouses and former spouses (including widows and widowers), heirs or lineal descendants of any of the foregoing; (b) an estate, trust (including a revocable trust, declaration of trust or a voting trust), guardianship, other legal representative relationship or custodianship for the primary benefit of one or more individuals described in clause (a) above or controlled by one or more individuals described in clause (a) above; (c) a corporation, partnership, limited liability company, foundation, charitable organization or other entity if a majority of the voting power and, if applicable, a majority of the value of the equity ownership of such corporation, partnership, limited liability company, foundation, charitable organization or other entity is directly or indirectly owned by or for the primary benefit of one or more individuals or entities described in clauses (a) or (b) above; and (d) a corporation, partnership, limited liability company, foundation, charitable organization or other entity controlled directly or indirectly by one or more individuals or entities described in clauses (a), (b) or (c) above.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Premises” means the Real Property owned or leased by the Borrower or any of its Subsidiaries.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

 “RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“Real Property” means real property, together with all of the tenements, hereditaments, easements, rights-of-way, rights, privileges and appurtenances thereunto belonging or in any way pertaining thereto and all horizontal improvements thereon.

“Reimbursement Obligation” is defined in Section 1.2(c) hereof.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and interests in Letters of Credit and Unused Revolving Credit Commitments constitute more than 50% of the sum of the total outstanding Loans, interests in Letters of Credit, and Unused Revolving Credit Commitments of the Lenders.

“Revolver Percentage” means, for each Lender, the percentage of the Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans and L/C Obligations then outstanding.

“Revolving Credit” means the credit facility for making Revolving Loans and issuing Letters of Credit described in Sections 1.1 and 1.2 hereof.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans and Letters of Credit issued for the account of the Borrower or any of its Wholly-owned Subsidiaries hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be increased, reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $500,000,000 on the date hereof.

“Revolving Credit Termination Date” means December [        ], 2009, or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 1.12, 9.2 or 9.3 hereof.

“Revolving Loan” is defined in Section 1.1 hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 1.10 hereof.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

“Significant Subsidiary” means any Subsidiary of the Borrower having total assets, as calculated in accordance with GAAP, of $20,000,000 or more.

“Special Project Subsidiaries” means (a) Terramina LLC, (b) Wynndam, LLC, (c) Regency Oaks LP, and (d) Sunridge Park LP.

“Speculative Housing Unit” means Eligible Land that otherwise qualifies as a Finished Lot, together with the Housing Unit located or to be located thereon, with respect to which construction has commenced beyond the foundation and with respect to which no Housing Unit Contract exists.

“Subordinated Debt” means Indebtedness for Borrowed Money which is subordinated in right of payment to the prior payment of the Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability pursuant to subordination provisions and instruments approved in writing by the Administrative Agent and the Required Lenders and is otherwise pursuant to documentation that is, which is in an amount that is, and which contains interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are in form and substance, in each case satisfactory to the Administrative Agent and the Required Lenders, it being acknowledged and agreed that the Indebtedness for Borrowed Money incurred by the Borrower on the Closing Date in connection with the Offering Memorandum qualifies as Subordinated Debt.

“Subsidiary” means, as to any particular parent corporation, limited liability company, partnership, limited partnership, association or other business entity, any other business entity more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent entity or by any one or more other entities which are themselves subsidiaries of such parent entity. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 1.15 hereof.

“Swing Line Sublimit” means $10,000,000, as reduced pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” each is defined in Section 1.15 hereof.

“Swing Note” is defined in Section 1.10 hereof.

“Tangible Net Worth” means the Net Worth, less, to the extent included in the calculation of Net Worth, the sum of (a) the value of all assets properly classified as intangible assets under GAAP and (b) all amounts representing any write-up in the book value of any assets occurring since September 30, 2005.

“Total Liabilities” means the total liabilities of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP (excluding liabilities attributable to option or land bank arrangements that would be required to be included on the Borrower’s balance sheet solely due to Interpretation Number 46, as issued by the Financial Accounting Standards Board in January 2003).

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unused Revolving Credit Commitments” means, at any time, the difference between the Revolving Credit Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans and L/C Obligations.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person (including the general partner or managing member of such Person, if applicable), other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

Section 5.2            Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Section 5.3            Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 6.           REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

Section 6.1            Organization and Qualification. The Borrower is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Illinois, has full and adequate power to own its Property and conduct its business as now conducted, and, except as could not reasonably be expected to have a Material Adverse Effect, is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying.

Section 6.2            Subsidiaries. Each Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and, except as could not reasonably be expected to have a Material Adverse Effect, is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying. Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens. Except as specified on Schedule 6.2, there are no outstanding commitments or other obligations of any Wholly-owned Subsidiary or Special Project Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Wholly-owned Subsidiary or Special Project Subsidiary.

Section 6.3            Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes in evidence thereof, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Subsidiary has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Borrower and its Subsidiaries have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of the Borrower and its Subsidiaries enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Subsidiary or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of the Borrower or any Subsidiary, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Borrower or any Subsidiary or any of their Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (c) except as expressly provided herein, result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary.

Section 6.4            Use of Proceeds; Margin Stock. The Borrower shall use the proceeds of the Revolving Credit to refinance existing indebtedness and to provide funding for its general operations consistent with Section 8.18, including without limitation the acquisition of Real Property for residential development, residential development, and the construction of Housing Units. Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock constitutes no portion of the assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

Section 6.5            Financial Reports. The consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 2005, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Deloitte & Touche LLP, heretofore furnished to the Administrative Agent and the Lenders, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at said date and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. Neither the Borrower nor any of its Subsidiaries has contingent liabilities which are material to it other than as indicated or disclosed on such financial statements or disclosed in the Offering Memorandum, or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

Section 6.6            No Material Adverse Change. Since September 30, 2005, there has been no change in the condition (financial or otherwise) or business prospects of the Borrower or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 6.7            Full Disclosure. The statements and information furnished in writing to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement  and the other Loan Documents (including the Offering Memorandum) and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Administrative Agent and the Lenders acknowledging that as to any projections furnished in writing to the Administrative Agent and the Lenders, the Borrower only represents that the same were prepared on the basis of information and estimates the Borrower believed to be reasonable at the time made. Notwithstanding anything contained herein to the contrary, it is hereby acknowledged and agreed by the Administrative Agent and each Lender that (a) any financial or business projections furnished to the Administrative Agent or any Lender by the Borrower or any of its Subsidiaries are subject to significant uncertainties and contingencies, which may be beyond the Borrower’s or its Subsidiaries’ control, (b) no assurance is given by the Borrower or its Subsidiaries that the results forecast in such projections will be realized, and (c) the actual results may differ from the forecast results set forth in such projections and such differences may be material.

Section 6.8            Trademarks, Franchises, and Licenses. Except as could not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.

Section 6.9            Governmental Authority and Licensing. The Borrower and its Subsidiaries have received or made all necessary filings or applications for all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the Borrower, threatened.

Section 6.10         Good Title. The Borrower and its Subsidiaries have good and marketable title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet  of the Borrower and its Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales of assets as permitted under Section 8.10), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof.

Section 6.11         Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened, against the Borrower or any Subsidiary or any of their Property which if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.12         Taxes. Except as could not reasonably be expected to have a Material Adverse Effect, all tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon the Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. The Borrower does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

Section 6.13         Approvals. No material authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any Subsidiary of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 6.14         Affiliate Transactions. Neither the Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates on terms and conditions which are materially less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 6.15         Investment Company; Public Utility Holding Company. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “public utility holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 6.16         ERISA. The Borrower and each other member of its Controlled Group have fulfilled in all material respects their obligations under the minimum funding standards of and are in compliance in all material respects with ERISA and the Code to the extent applicable to them and have not incurred any material liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Borrower nor any Subsidiary has any material contingent liabilities with respect to any post retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

Section 6.17         Compliance with Laws. (a)  The Borrower and its Subsidiaries are in compliance with the requirements of all existing (as of the date this representation is made or later deemed made) federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, all applicable zoning ordinances and building codes, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)           Without limiting the representations and warranties set forth in Section 6.17(a) above, except for such matters, individually or in the aggregate, which could not reasonably be expected to result in a Material Adverse Effect, the Borrower represents and warrants that:  (i) the Borrower and its Subsidiaries, and each of the Premises, comply in all material respects with all applicable Environmental Laws; (ii) the Borrower and its Subsidiaries have obtained all governmental approvals required for their operations and each of the Premises by any applicable Environmental Law; (iii) the Borrower and its Subsidiaries have not, and the Borrower has no knowledge of any other Person who has, caused any Release, threatened Release or disposal of any Hazardous Material at, on, about, or off any of the Premises in any material quantity and, to the knowledge of the Borrower, none of the Premises are adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property; (iv) except as disclosed in writing to and approved by the Administrative Agent, none of the Premises contain or have contained any:  (1) underground storage tank, (2) material amounts of asbestos containing building material, (3) landfills or dumps, (4) hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (5) site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law; (v) other than as customarily utilized in the homebuilding business, the Borrower and its Subsidiaries have not used a material quantity of any Hazardous Material and have conducted no Hazardous Material Activity at any of the Premises; (vi) the Borrower and its Subsidiaries have no material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (vii) the Borrower and its Subsidiaries are not subject to, have no notice or knowledge of and are not required to give any notice of any Environmental Claim involving the Borrower or any Subsidiary or any of the Premises, and there are no conditions or occurrences at any of the Premises which could reasonably be anticipated to form the basis for an Environmental Claim against the Borrower or any Subsidiary or such Premises; (viii) none of the Premises are subject to any, and the Borrower has no knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the Premises in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material; and (ix) there are no conditions or circumstances at any of the Premises which pose an unreasonable risk to the environment or the health or safety of Persons.

Section 6.18         Other Agreements. Neither the Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

Section 6.19         Solvency. The Borrower and its Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 6.20         No Broker Fees. No broker’s or finder’s fee or commission will be payable with respect to the transaction contemplated by this Agreement, and the Borrower hereby agrees to indemnify the Administrative Agent and the Lenders against, and agree that it will hold the Administrative Agent and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

Section 6.21         No Default. No Default or Event of Default has occurred and is continuing, and no default by the Borrower or its Subsidiaries exists with respect to any other

Indebtedness for Borrowed Money, except for defaults with respect to Indebtedness for Borrowed Money, the principal amount of which is less than $3,000,000, provided such defaults, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 7.           CONDITIONS PRECEDENT.

The obligation of each Lender to advance, continue or convert any Loan (other than the continuation of, or conversion into, a Base Rate Loan) or of the L/C Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to the following conditions precedent:

Section 7.1            All Credit Events. At the time of each Credit Event hereunder:

(a)      each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct as of said time, except to the extent the same expressly relate to an earlier date;

(b)      no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c)      in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 1.5 hereof, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 2.1 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the L/C Issuer together with fees called for by Section 2.1 hereof; and

(d)      such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent, the L/C Issuer, or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in subsections (a) through (d) of this Section.

Section 7.2            Initial Credit Event. Before or concurrently with the initial Credit Event:

(a)      the Administrative Agent shall have received for each Lender this Agreement duly executed by the Borrower and its Subsidiaries, as Guarantors, and the Lenders;

(b)      the Administrative Agent shall have received for each Lender such Lender’s duly executed Note(s) of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 1.10 hereof;

(c)      the Administrative Agent shall have received for each Lender copies of the Borrower’s and each Wholly-owned Subsidiary’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

(d)      the Administrative Agent shall have received for each Lender copies of resolutions of the Borrower’s and each Wholly-owned Subsidiary’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the Borrower’s and each Wholly-owned Subsidiary’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(e)      the Administrative Agent shall have received for each Lender copies of the certificates of good standing for the Borrower and each Wholly-owned Subsidiary (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

(f)       the Administrative Agent shall have received for each Lender a list of the Borrower’s Authorized Representatives;

(g)      the Administrative Agent shall have received for itself and for the Lenders the initial fees called for by Section 2.1 hereof;

(h)      the capital and organizational structure of the Borrower and its Subsidiaries shall be satisfactory to the Administrative Agent;

(i)       the Administrative Agent shall have received such evaluations and certifications as it may reasonably require (including a Borrowing Base Certificate containing calculations of the Borrowing Base) in order to satisfy itself as to the financial condition of the Borrower and its Subsidiaries, and the lack of material contingent liabilities of the Borrower and its Subsidiaries;

(j)       the Administrative Agent shall have received pay-off and lien release letters from secured creditors of the Borrower and each of its Subsidiaries with respect to the Eligible Land setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of the Borrower or any of its Subsidiaries) and containing an undertaking to cause to be delivered to the Administrative Agent any lien release instruments necessary to release their Liens on the assets of the Borrower and each of its Subsidiaries, which pay-off and lien release letters shall be in form and substance acceptable to the Administrative Agent;

(k)      the Administrative Agent shall have received the favorable written opinion of counsel to the Borrower and each Wholly-owned Subsidiary, in form and substance satisfactory to the Administrative Agent;

(l)       the Administrative Agent and the Required Lenders shall have approved all documentation evidencing and subordinating the Subordinated Debt contemplated by the Offering Memorandum as permitted hereunder, and the Subordinated Debt contemplated by the Offering Memorandum shall have been funded in full pursuant to such documentation; and

(m)     the Administrative Agent shall have received for the account of the Lenders such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.

SECTION 8.           COVENANTS.

The Borrower agrees that, so long as any Credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.13 hereof:

Section 8.1            Maintenance of Business. Except as otherwise provided in Sections 8.10(b) and 8.11 hereof, the Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its existence, and shall not, and shall not allow any of its Subsidiaries to, materially amend or modify any of its respective formation or organizational documents without the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld. The Borrower shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.

Section 8.2            Maintenance of Properties. The Borrower shall, and shall cause each of its Subsidiaries to, maintain, preserve, and keep its property and equipment in good repair, working order and condition (ordinary wear and tear excepted) consistent with commercially reasonable standards for its business.

Section 8.3            Taxes and Assessments. The Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent foreclosure upon such

Property or enforcement of the matter under contest and provided adequate reserves are provided therefor.

Section 8.4            Insurance. The Borrower shall, and shall cause each of its Subsidiaries to, maintain insurance with financially sound reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof. The Borrower shall, upon the request of the Administrative Agent, furnish to the Administrative Agent certificates setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

Section 8.5            Financial Reports. The Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent (for subsequent delivery to the Lenders) such information respecting the business and financial condition of the Borrower and each of its Subsidiaries as the Administrative Agent may reasonably request; and without any request (unless otherwise specified), shall furnish to the Administrative Agent (for subsequent delivery to the Lenders):

(a)      as soon as available, and in any event within 15 days after the last day of each calendar month, a Borrowing Base Certificate showing the computation of the Borrowing Base and Borrowing Capacity in reasonable detail as of the close of business on the last day of the subject month, together with such supporting documentation as the Administrative Agent may reasonably request and together with a summary report of accounts receivable and accounts payable aging (with any supporting documentation that the Administrative Agent may reasonably request), all prepared by the Borrower and certified by its chief financial officer or another officer of the Borrower acceptable to the Administrative Agent, all being in form acceptable to the Administrative Agent;

(b)      as soon as available, and in any event within 45 days after the last day of each fiscal quarter of each fiscal year of the Borrower, a report detailing sales of Property by the Borrower and its Subsidiaries and the progress of construction and pace of sales within each Building Region, and, if requested by the Administrative Agent, a report detailing the volume of prospective buyers visiting or making inquiry with respect to such Property, certified by the chief financial officer or another officer of the Borrower acceptable to the Administrative Agent, all being in form and scope acceptable to the Administrative Agent;

(c)      as soon as available, and in any event within 45 days after the last day of each fiscal quarter of each fiscal year of the Borrower, a copy of the consolidated  balance sheet of the Borrower and its Subsidiaries as of the last day of such fiscal quarter and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP, certified to by its chief financial officer or another officer of the Borrower acceptable to the Administrative Agent, all being in form and scope acceptable to the Administrative Agent;

(d)      as soon as available, and in any event within 90 days after the last day of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail, all in form and scope acceptable to the Administrative Agent, showing in comparative form the figures for the previous fiscal year, accompanied by an independent auditor’s report from Deloitte & Touche LLP, or another firm of independent public accountants of recognized standing, selected by the Borrower and reasonably satisfactory to the Administrative Agent, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with GAAP and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(e)      within the period provided in subsection (d) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default with respect to Sections 8.7(b), (g) or (h), 8.9(j), 8.22 or 8.23 hereof, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

(f)       promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning material weakness or going concern of the Borrowers or any of its Subsidiaries given to it by its independent public accountants;

(g)      promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary of the Borrower to any Outside Stockholders;

(h)      as soon as available, and in any event within 60 days after the end of each fiscal year of the Borrower, a copy of the Borrower’s and its Subsidiaries’ consolidated business plan for the then current fiscal year, such business plan to show the Borrower’s and its Subsidiaries’ projected consolidated revenues, expenses and balance sheet on a quarter-by-quarter basis, such business plan to be in reasonable detail prepared by the Borrower and in form satisfactory to the Administrative Agent (which shall include a summary of all assumptions made in preparing such business plan);

(i)       promptly upon the occurrence thereof, notice of any Change of Control;

(j)       promptly after knowledge thereof shall have come to the attention of any responsible officer of the Borrower, written notice of (i) any threatened (in writing) or pending litigation or governmental or arbitration proceeding or labor controversy against the Borrower or any of its Subsidiaries or any of their Property, pursuant to which an amount in excess of $1,000,000 is claimed, or with respect to any group of similar or related claims, an amount in excess of $5,000,000 in the aggregate is claimed, (ii) the occurrence of any other event that could reasonably be expected to have a Material Adverse Effect, or (iii) the occurrence of any Default or Event of Default hereunder;

(k)      promptly upon the request of the Administrative Agent, copies of all federal or state income tax returns and amendments as filed;

(l)       with each of the financial statements furnished to the Administrative Agent pursuant to subsection (c) above, a written certificate in the form attached hereto as Exhibit F signed by the chief financial officer of the Borrower or another officer of the Borrower acceptable to the Administrative Agent to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower or any Subsidiary to remedy the same (such certificate shall also set forth the amounts, calculations, and values supporting such statements in respect of Sections 8.7(b), 8.7(g), 8.7(h), 8.9(j), 8.22 and 8.23 hereof); and

(m)     copies of all certificates and reports given to the holders of or trustees for the Subordinated Debt, contemporaneously with the transmission thereof, except to the extent such materials are duplicative of materials otherwise delivered to the Administrative Agent hereunder.

Section 8.6            Inspection. The Borrower shall, and shall cause each of its Subsidiaries to, permit the Administrative Agent, each Lender, and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Borrower hereby authorizes such accountants to discuss with the Administrative Agent and such Lenders the finances and affairs of the Borrower and its Subsidiaries) at such reasonable times and intervals as the Administrative Agent or any such Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to the Borrower. All costs and expenses of the above visits, inspections and examinations shall be the responsibility of the Lenders; provided that the Borrower shall reimburse the Lenders or the Administrative Agent, as the case may be for any of the above visits, inspections, and examinations that either (a) occur during the continuance of any Default or Event of Default or (b) disclose the existence of any Default or Event of Default or a material variance from any report submitted by the Borrower to the Administrative Agent.

Section 8.7            Borrowings and Guaranties. The Borrower shall not, nor shall it permit any of its Subsidiaries to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or be or become liable as endorser, guarantor, surety or otherwise for any Indebtedness for Borrowed Money of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein (except as allowed under Section 8.9 hereof) or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a)      the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability of the Borrower and its Subsidiaries owing to the Administrative Agent and the Lenders (and their Affiliates);

(b)      indebtedness of the Borrower and its Subsidiaries secured by Property of the Borrower or its Subsidiaries (which indebtedness shall not be secured by the Property identified in the most recent Borrowing Base Certificate), such principal indebtedness in the aggregate at any one time outstanding not to exceed 25% of the Tangible Net Worth;

(c)      endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(d)      intercompany advances from time to time owing by any Subsidiary of the Borrower to the Borrower or another Subsidiary of the Borrower or by the Borrower to a Subsidiary of the Borrower in the ordinary course of business to finance working capital and business operation needs; provided that all advances made by the Borrower or a Wholly-owned Subsidiary to a Special Project Subsidiary shall be made pursuant to a budget for such Special Project Subsidiary, which budget shall be subject to the reasonable approval of the Administrative Agent; and provided further that all advances made by the Borrower or a Wholly-owned Subsidiary to a Special Project Subsidiary shall hereafter be evidenced by a written promissory note in form and upon terms reasonably acceptable to the Administrative Agent;

(e)      Subordinated Debt in a principal amount not to exceed $203,000,000 in the aggregate on the Closing Date or $300,000,000 thereafter (subject to the requirements of Section 1.8 hereof), as reduced by permitted payments thereon;

(f)       indebtedness of the Borrower or its Subsidiaries with respect to contracts executed in the ordinary course of business for the acquisition of Real Property (excluding purchase money financing) or the procurement of services consistent with Section 8.18 hereof; and

(g)      indebtedness of the Borrower or its Subsidiaries not contemplated by the other clauses of this Section 8.7, incurred after the Closing Date, in an amount not to exceed $25,000,000 at any one time outstanding; provided such indebtedness shall not at any time be secured by any Property of the Borrower or its Subsidiaries;

(h)      indebtedness in the form of a guarantee of the indebtedness of any Joint Venture; provided all such guaranties shall not exceed in the aggregate 35% of the Adjusted Tangible Net Worth; and

(i)       indemnification, adjustment of purchase price or similar obligations, including title insurance, of the Borrower or any Subsidiary, in each case incurred in connection with the acquisition of disposition of any Property of the Borrower or any Subsidiary (other than guarantees of indebtedness incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition); provided, however, that such indebtedness is not reflected on the balance sheet of the Borrower or any Subsidiary and provided further that, contingent obligations referred to in a footnote to financial statements, and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes hereof.

Section 8.8            Liens. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)      Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any of its Subsidiaries is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(b)      mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(c)      judgment liens and judicial attachment liens not constituting an Event of Default under Section 9.1(h) hereof and the pledge of assets (excluding Property identified in the most recent Borrowing Base Certificate) for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of the Borrower and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $3,000,000 at any one time outstanding;

(d)      Liens on Property of the Borrower or any Subsidiary of the Borrower created solely for the purpose of securing indebtedness permitted by Section 8.7(b) hereof, representing or incurred to finance the purchase price or development of such Property, provided that no such Lien shall extend to or cover any Property identified in the most recent Borrowing Base Certificate or any other Property of the Borrower or its Subsidiaries other than the Property that is the subject of such acquisition or development;

(e)      any interest or title of a lessor under any operating lease;

(f)       easements, rights-of-way, licenses, restrictions, zoning restrictions, and other similar encumbrances against Real Property incurred in the ordinary course of business which do not materially detract from the value of the Real Property subject thereto or materially interfere with development thereof, the construction of Housing Units thereon or the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(g)      Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(h)      Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Borrower or any Subsidiary, including rights of offset and setoff;

(i)       bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any indebtedness;

(j)       leases or subleases (or any Liens related thereto) granted to others that do not materially interfere with the ordinary course of business of the Borrower or any Subsidiary; provided that no such leases or subleases pertain to Property identified on the most recent Borrowing Base Certificate;

(k)      Liens arising from filing Uniform Commercial Code financing statements regarding leases or subleases; provided that no such leases or subleases pertain to Property identified on the most recent Borrowing Base Certificate;

(l)       Liens in favor of the Borrower or a Wholly-owned Subsidiary, other than KH Financial, L.P.;

(m)     Liens on mortgage loans and related assets securing Indebtedness for Borrowed Money and indebtedness under purchase and sale agreements and repurchase agreements permitted to be incurred under this Agreement; and

(n)      any right of first refusal, right of first offer, option, contract or other agreement to sell Property; provided such Liens shall be allowed with respect to Property identified on the most recent Borrowing Base Certificate only to the extent related to Housing Unit Contracts.

Section 8.9            Investments, Acquisitions, Loans and Advances. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)      investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b)      investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof;

(c)      investments in certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

(d)      investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e)      investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f)       the Borrower’s or its Subsidiaries’ investments from time to time in their Subsidiaries; provided that neither the Borrower nor any of its Subsidiaries may invest any further funds in any Special Project Subsidiary after the Closing Date, except as may be done pursuant to Section 8.7(d) and 8.9(i);

(g)      investments in Real Estate and improvements thereon for the purposes of residential development and construction;

(h)      investments in equipment or other assets reasonably necessary for the ordinary conduct of the business of the Borrower and its Subsidiaries;

(i)       intercompany advances made from time to time by the Borrower or its Subsidiaries to another Subsidiary or by a Subsidiary to the Borrower in the ordinary course of business to finance working capital or other business operation needs; provided that all advances made by the Borrower or a Wholly-owned Subsidiary to a Special Project Subsidiary shall be made pursuant to a budget for such Special Project Subsidiary, which budget shall be subject to the reasonable approval of the Administrative Agent; and provided further that all advances made by the Borrower or a Wholly-owned Subsidiary to a Special Project Subsidiary shall hereafter be evidenced by a written promissory note in form and upon terms reasonably acceptable to the Administrative Agent;

(j)       investments in Joint Ventures having a business or purpose of residential development or construction, which investments are non-recourse to the Borrower and its investing Subsidiaries (except as evidenced by a written guaranty as allowed under Section 8.7(h) hereof), which investments shall not exceed in the aggregate 30% of the Tangible Net Worth;

(k)      loans and advances to directors, employees and officers of the Borrower and its Subsidiaries for bona fide business purposes or to purchase the Voting Stock of the Borrower not in excess of $2.0 million at any one time outstanding;

(l)       receivables owing to the Borrower or any Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Subsidiary deems reasonable under the circumstances;

(m)     investments in mortgage loans and related assets originated by KH Financial, L.P. in the ordinary course of its mortgage lending business;

(n)      lease, utility and other similar deposits in the ordinary course of business;

(o)      investments (including indebtedness obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, an other disputes with, customers and suppliers arising in the ordinary course of business;

(p)      transfers of assets by the Borrower to a Subsidiary, or by a Subsidiary to another Subsidiary; provided that any transfers to a Special Project Subsidiary shall be deemed to be an investment contemplated by Section 8.9(j) hereof;

(q)      securities acquired in connection with the satisfaction or enforcement of indebtedness or claims due or owing or as security for any such indebtedness or claim; and

(r)       interests in interest rate hedging agreements entered into with respect to Indebtedness for Borrowed Money permitted under Section 8.7 hereof and not for speculative purposes; provided any such agreements shall not be in a notional amount greater than the subject Indebtedness for Borrowed Money.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 8.10         Mergers, Consolidations and Sales. The Borrower shall not, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that so long as no Default or Event of Default exists, this Section shall not apply to nor operate to prevent:

(a)      the sale of Property in the ordinary course of business to non-Affiliated third parties pursuant to Housing Unit Contracts or the conveyance of Real Property upon which no Housing Unit is to be constructed to third parties in connection with residential infrastructure or amenity development and completion;

(b)      the merger of any Subsidiary of the Borrower with and into the Borrower or any other Subsidiary of the Borrower, provided that, in the case of any merger involving the Borrower, the Borrower is the corporation surviving the merger;

(c)      the sale or transfer of Property by the Borrower or any Subsidiary to any Subsidiary, other than a Special Project Subsidiary;

(d)      the sale or transfer of Voting Stock by any Subsidiary of the Borrower to the Borrower or any Wholly-owned Subsidiary;

(e)      the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of the Borrower or its Subsidiaries, has become obsolete or worn out, and which is disposed of in the ordinary course of business;

(f)       the sale, transfer, lease or other disposition by the Borrower or its Subsidiaries of Property as part of a sale and leaseback transaction, aggregating for the Borrower and its Subsidiaries not more than $5,000,000 during any fiscal year of the Borrower;

(g)      the sale or transfer of Real Property to third parties pursuant to land banking arrangements provided such arrangements are non-recourse to the Borrower and its Subsidiaries, and provided the aggregate book value of assets transferred pursuant to such arrangements shall not exceed $10,000,000 during any fiscal year of the Borrower; and

(h)      Dispositions of Property, subject to the requirements of Section 1.8(b); provided such Dispositions are conducted in compliance with Section 8.18.

Section 8.11         Maintenance of Subsidiaries. The Borrower shall not assign, sell or transfer, nor shall it permit any of its Subsidiaries to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided, however, that the foregoing shall not operate to prevent any transaction permitted by Section 8.10(b) or (h) above or to prevent the repurchase or acquisition by a Partial Subsidiary or the Borrower of any interest owned by another Person in such Partial Subsidiary. Except as allowed under Section 8.10(b) or (h), all Wholly-owned Subsidiaries whether now existing or hereafter acquired or formed shall be and remain Wholly-owned Subsidiaries. Notwithstanding anything to the contrary in this Section 8.11, the Borrower or its Subsidiaries shall be permitted to dissolve any Subsidiary if all or substantially all of such Subsidiaries’ Property or other assets have been sold or transferred as permitted in this Agreement.

Section 8.12         Dividends and Certain Other Restricted Payments. The Borrower and its Subsidiaries may make distributions and declare or pay dividends to the shareholders of the Borrower and may directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests; provided the foregoing (a) does not occur at any time that a Default or Event of Default exists, (b) result in any Default or Event of Default, or (c) without limiting the generality of the foregoing clause (b), result in any Change of Control or any violation of Section 8.22(a).

Section 8.13         ERISA. The Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. The Borrower shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent and each Lender of:  (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

Section 8.14         Compliance with Laws. (a)  The Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, including, without limitation, the construction of Housing Units and the development of Real Property in compliance with all applicable zoning ordinances and building codes, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)           Without limiting the agreements set forth in Section 8.14(a) above, the Borrower shall, and shall cause each Subsidiary to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect:  (i) comply in all material respects with, and maintain each of the Premises in compliance in all material respects with, all applicable Environmental Laws; (ii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Premises; (iii) cure any material violation by it or at any of the

Premises of applicable Environmental Laws; (iv) not allow the presence or operation at any of the Premises of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law; (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Premises except in the ordinary course of its business in compliance with Environmental Laws and in de minimis amounts; (vii) within 10 Business Days notify the Administrative Agent in writing of and provide any reasonably requested documents upon learning of any of the following in connection with the Borrower or any Subsidiary or any of the Premises: (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Material or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material Adverse Effect; (viii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law, (ix) abide by and observe any restrictions on the use of the Premises imposed by any governmental authority as set forth in a deed or other instrument affecting the Borrower’s or any Subsidiary’s interest therein; (x) promptly provide or otherwise make available to the Administrative Agent any reasonably requested environmental record concerning the Premises which the Borrower or any Subsidiary possesses or can reasonably obtain; and (xi) perform, satisfy, and implement any operation or maintenance actions required by any governmental authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any governmental authority under any Environmental Law.

Section 8.15         Burdensome Contracts With Affiliates. The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 8.16         No Changes in Fiscal Year. The fiscal year of the Borrower and its Subsidiaries ends on September 30 of each year; and the Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis, unless the Administrative Agent shall have approved such change, such approval not to be unreasonably withheld.

Section 8.17         Formation of Subsidiaries. Promptly upon the formation or acquisition of any Wholly-owned Subsidiary, the Borrower shall provide the Administrative Agent notice thereof and timely comply with the requirements of Section 4 hereof (at which time Schedule 6.2 shall be deemed amended to include reference to such Subsidiary).

Section 8.18         Change in the Nature of Business. The Borrower shall not, nor shall it permit any of its Subsidiaries to, engage in any business or activity if as a result the general nature or conduct of the business of the Borrower or any Subsidiary would be changed in any material respect from the general nature or conduct of the business engaged in by it as of the Closing Date. Notwithstanding the foregoing, the Borrower and its Subsidiaries may conduct residential development and home building activities in areas outside of the current Building Regions; provided the Borrower gives the Administrative Agent prior written notice of such activity, in which event the Administrative Agent, in its reasonable discretion, may designate a new Building Region or include such new area within an existing Building Region.

Section 8.19         Use of Proceeds. The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.

Section 8.20         No Restrictions. Except as provided herein or in the other Loan Documents, the Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Borrower or any of its Subsidiaries to:  (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay any indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary, (d) transfer any of its Property to the Borrower or any other Subsidiary, (e) encumber any of its Property with Liens or (f) guarantee the Obligations and/or grant Liens on its assets to the Administrative Agent; provided, however, that so long as no Default or Event of Default exists, this Section shall not apply to nor operate to prevent:

(a)      encumbrances or restrictions existing under or by reason of applicable law or required by any regulatory authority having jurisdiction over the Borrower or its Subsidiaries;

(b)      encumbrances or restrictions existing under this Agreement or as contemplated in the Offering Memorandum;

(c)      non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(d)      encumbrances or restrictions existing under agreements existing on the date of this Agreement as in effect on that date;

(e)      restrictions on additional Liens and the transfer of assets subject to any Lien permitted under this Agreement as imposed by the holder of such Liens;

(f)       restrictions on the transfer of assets imposed under any agreement to sell such assets permitted under this Agreement to any Person pending the closing of such sale;

(g)      any instrument governing indebtedness or any other agreement of any acquired Person, which encumbrance or restriction is not applicable to any Person, or the assets of any Person, other than the Person or the assets so acquired;

(h)      customary provisions in leases, partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict (i) the transfer of leasehold interests or ownership interest in such partnership, limited liability company, joint venture or similar Person, (ii) in the case of a Partial Subsidiary, the transfer or distribution of assets of such Subsidiary or the creation of Liens on the Property of such entity, or (iii) other related-party transactions;

(i)       customary encumbrances or restrictions imposed under any indebtedness (or refinancings thereof) of a Subsidiary incurred pursuant to Section 8.7 hereof; and

(j)       restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business.

Section 8.21         Subordinated Debt. The Borrower shall not, nor shall it permit any of its Subsidiaries to, (a) without the prior written consent of the Required Lenders, such consent not to be unreasonably withheld, amend or modify any of the terms or conditions relating to Subordinated Debt, (b) without the prior written consent of the Required Lenders, such consent not to be unreasonably withheld, make any voluntary prepayment of Subordinated Debt, effect any voluntary redemption thereof, or effect any defeasance thereof, or (c) make any payment on account of Subordinated Debt which is prohibited under the terms of any instrument or agreement subordinating the same to the Obligations. Notwithstanding the foregoing, the Borrower may agree to a decrease in the interest rate applicable thereto or to a deferral of repayment of any of the principal of or interest on the Subordinated Debt beyond the current due dates therefor.

Section 8.22         Financial Covenants. (a)  Tangible Net Worth. The Borrower shall, as of the end of each fiscal quarter of the Borrower, maintain a Tangible Net Worth in an amount not less than the sum of (i) $225,000,000 and (ii) 50% of the positive Net Income as earned subsequent to September 30, 2005.

(b)           Leverage Ratio. The Borrower shall not, at the end of any fiscal quarter of the Borrower, permit the Leverage Ratio to exceed 2.50 to 1.00.

(c)           Builder Leverage Ratio. The Borrower shall not permit the Builder Leverage Ratio to exceed 2.00 to 1.00 as of the end of any fiscal quarter of the Borrower ending on or before December 31, 2006, or permit the Builder Leverage Ratio to exceed 1.75 to 1.00 as of the end of any fiscal quarter of the Borrower ending after December 31, 2006.

(d)           Interest Coverage Ratio. The Borrower shall not, at the end of any fiscal quarter of the Borrower, permit the ratio of EBITDA to Interest Incurred, as calculated over the preceding 4 fiscal quarters of the Borrower, to be less than 2.25 to 1.00.

Section 8.23         Inventory Restrictions. The Borrower shall not at any time allow (a) the number of Speculative Housing Units (including Housing Units held for exhibition to prospective buyers), as owned by the Borrower and its Subsidiaries in the aggregate, to exceed 30% of the total number of Housing Units actually sold and transferred by the Borrower and its Subsidiaries pursuant to Housing Unit Contracts during the preceding 12 calendar months then ended, or (b) the number of Speculative Housing Units (including Housing Units held for exhibition to prospective buyers), as owned by the Borrower and its Subsidiaries in any Building Region, to exceed 35% of the total number of Housing Units actually sold and transferred by the Borrower and its Subsidiaries pursuant to Housing Unit Contracts within such Building Region during the preceding 12 calendar months then ended. In the event the Borrower or any of its Subsidiaries begins to conduct business in a new Building Region, the Administrative Agent and the Borrower shall reasonably agree upon the number of Speculative Housing Units that may be constructed or held at any one time during the first 12 calendar months in which the Borrower or its Subsidiaries conduct activities in such Building Region.

SECTION 9.           EVENTS OF DEFAULT AND REMEDIES.

Section 9.1            Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)      any default in the payment when due of all or any part of the principal of or interest on any Note, any Reimbursement Obligation (to the extent such Reimbursement Obligation is not funded by a Borrowing of a Base Rate Loan), or any fee or other Obligation payable hereunder or under any other Loan Document, which default continues for a period of 5 days following the Borrower’s receipt of written notice of such default from the Administrative Agent; provided, however, that no such notice and cure period shall be applicable with respect to amounts owed upon the Revolving Credit Termination Date, and in the event that the Borrower shall have received 2 notices of a default of similar nature in any trailing 12 month period, the Borrower shall not be entitled to any notice or grace period or the opportunity to cure such default, and any similar default shall immediately constitute an Event of Default;

(b)      any default in the observance or performance of any covenant set forth in Sections 8.6, 8.7, 8.9, 8.10, 8.11, 8.12, 8.16, 8.17, 8.20, 8.21, 8.22, or 8.23 hereof or any covenant contained herein requiring the Borrower or its Subsidiaries to notify the Administrative Agent of a particular occurrence;

(c)      any default in the observance or performance of any covenant set forth in Section 8.5, which default continues for a period of 5 days following the Borrower’s receipt of written notice of such default from the Administrative Agent; provided, however, in the event that the Borrower shall have received 2 notices of a default of similar nature in any trailing 12 month period, the Borrower shall not be entitled to any notice or grace period or the opportunity to cure such default, and any similar default shall immediately constitute an Event of Default;

(d)      any default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of the Borrower or (ii) written notice thereof is given to the Borrower by the Administrative Agent;

(e)      any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(f)       any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any Subsidiary of the Borrower takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(g)      any default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by the Borrower or any Subsidiary aggregating in excess of $3,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

(h)      any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $3,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

(i)       the Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $1,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $1,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(j)       any Change of Control shall occur;

(k)      David K. Hill shall no longer hold one of the following positions: (i) Chairman, or (ii) Chief Executive Officer, and Borrower shall have failed to appoint or establish a successor to David K. Hill who is reasonably acceptable to Administrative

Agent, within ninety (90) days after the date David K. Hill no longer holds any one of such positions;

(l)       the Borrower or any Subsidiary of the Borrower shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(m) hereof; or

(m)     a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 9.1(l)(v) shall be instituted against the Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

Section 9.2            Non-Bankruptcy Defaults. When any Event of Default other than those described in subsection (l) or (m) of Section 9.1 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Revolving Credit Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) in its discretion or if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Notes to be forthwith due and payable and thereupon all outstanding Notes, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) in its discretion or if so directed by the Required Lenders, demand that the Borrower immediately pay to the Administrative Agent the full amount then available for drawing under each or any Letter of Credit, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrower pursuant to Section 9.1 or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 9.3            Bankruptcy Defaults. When any Event of Default described in subsections (l) or (m) of Section 9.1 hereof has occurred and is continuing, then all outstanding Notes shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind; the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate; and the Borrower shall immediately pay to the Administrative Agent the full amount then available for drawing under all outstanding Letters of Credit, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 9.4            Collateral for Undrawn Letters of Credit. (a)  If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 1.8(b) or under Section 9.2 or 9.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b)           All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Administrative Agent, and to the payment of the unpaid balance of all other Obligations (and to all Hedging Liability and Funds Transfer and Deposit Account Liability). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders; provided, however, that (i) if the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 1.8(b) hereof, at the request of the Borrower the Administrative Agent shall release to the Borrower amounts held in the Collateral Account so long as at the time of the release and after giving effect thereto no Default or Event of Default exists, and (ii) if the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 9.2 or 9.3 hereof, so long as no Letters of Credit, Revolving Credit Commitments, Loans or other Obligations, Hedging Liability, or Funds Transfer and Deposit Account Liability remain outstanding, at the request of the Borrower the Administrative Agent shall release to the Borrower any remaining amounts held in the Collateral Account.

Section 9.5            Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 9.1(a), (c) or (d) hereof, as the case may be, at any time in its discretion or promptly upon being requested to do so by the Required Lenders and shall thereupon notify all the Lenders thereof.

Section 9.6            Expenses. The Borrower agrees to pay to the Administrative Agent and each Lender, and any other holder of any Note outstanding hereunder, all costs and expenses reasonably incurred or paid by the Administrative Agent and such Lender or any such holder, including reasonable attorneys’ fees and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any Subsidiary as a debtor thereunder).

SECTION 10.         CHANGE IN CIRCUMSTANCES.

Section 10.1         Change of Law. Notwithstanding any other provisions of this Agreement or any Note, if at any time any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 10.2         Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a)      the Administrative Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b)      the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

Section 10.3         Increased Cost and Reduced Return. (a)  If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)            shall subject any Lender (or its Lending Office) to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its Lending Office) of the principal of or interest on its Eurodollar Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar Loans, or issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income or equivalent of such Lender or its Lending Office imposed by the jurisdiction in which such Lender’s principal executive office or Lending Office is located); or

(ii)           shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, or to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 60 days prior to the date such Lender notifies the Borrower of the change in law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore.

(b)           If, after the date hereof, any Lender or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has had the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any reduced returns more than 60 days prior to the date such Lender notifies the Borrower of the change in law giving rise to such reduced returns and of such Lender’s intention to claim compensation therefore.

(c)           A certificate of a Lender claiming compensation under this Section 10.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive if reasonably determined. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 60 days prior to the date that such Lender, as the case may be, notifies the Borrower of the relevant change giving rise to such increased cots or reductions and of such Lender’s intention to claim compensation therefore; provided further that, if the change giving rise to such increased costs or reductions is retroactive, then the 60-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)           If any Lender requests compensation or gives a notice pursuant to this Section 10.3, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 10.3 in the future or eliminate the need for the notice pursuant to this Section 10.3, as applicable, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 10.4         Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Section 10.3 hereof or to avoid the unavailability of Eurodollar Loans under Section 10.2 hereof, so long as such designation is not otherwise disadvantageous to the Lender.

Section 10.5         Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 11.         THE ADMINISTRATIVE AGENT.

Section 11.1         Appointment and Authorization of Administrative Agent. Each Lender hereby appoints Harris N.A. as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders except as expressly set forth herein.

Section 11.2         Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender. References in Section 1 hereof to the Administrative Agent’s Loans, or to the amount owing to the Administrative Agent for which an interest rate is being determined, refer to the Administrative Agent in its individual capacity as a Lender.

Section 11.3         Action by Administrative Agent. If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 8.5 hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof. The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 9.2 and 9.5. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Borrower. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

Section 11.4         Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5         Liability of Administrative Agent; Credit Decision. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents:  (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify:  (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys in fact and shall not be answerable to the Lenders, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan

Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and the Administrative Agent shall have no liability to any Lender with respect thereto.

Section 11.6         Indemnity. The Lenders shall ratably, in accordance with their respective Revolver Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

Section 11.7         Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which may be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. If the Administrative Agent resigns and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and the Borrower shall be directed to make all payments due each Lender hereunder directly to such.

Section 11.8         L/C Issuer. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. The L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 11 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 11, included the L/C Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer.

Section 11.9         Hedging Liability and Funds Transfer and Deposit Account Liability Arrangements. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 13.12 hereof, as the case may be, any Affiliate of such Lender with whom the Borrower or any Subsidiary has entered into an agreement creating Hedging Liability or Funds Transfer and Deposit Account Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Guaranties as more fully set forth in Section 4.1 hereof. In connection with any such distribution of payments and collections, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Funds Transfer and Deposit Account Liability unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution.

Section 11.10       Designation of Additional Agents. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

SECTION 12.         THE GUARANTEES.

Section 12.1         The Guarantees. To induce the Lenders to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Revolving Credit Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Subsidiary party hereto (including any Subsidiary formed or acquired after the Closing Date executing an Additional Guarantor Supplement in the form attached hereto as Exhibit G or such other form acceptable to the Administrative Agent) hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders, and their Affiliates, the due and punctual payment of all present and future Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, including, but not limited to, the due and punctual payment of principal of and interest on the Notes, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents and the due and punctual payment of all Hedging Liability and Funds Transfer and Deposit Account Liability, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including interest which, but for the filing of a petition in bankruptcy, would otherwise accrue on any such indebtedness, obligation, or liability). In case of failure by the Borrower or other obligor punctually to pay any Obligations, Hedging Liability, or Funds Transfer and Deposit Account Liability guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor, it being agreed that this is a guaranty of payment as opposed to a guaranty of collection.

Section 12.2         Guarantee Unconditional. The obligations of each Guarantor under this Section 12 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a)      any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the Borrower or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b)      any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability;

(c)      any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, the Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower or other obligor or of any other guarantor contained in any Loan Document;

(d)      the existence of any claim, set-off, or other rights which the Borrower or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender, or any other Person, whether or not arising in connection herewith;

(e)      any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrower or other obligor, any other guarantor, or any other Person or Property;

(f)       any application of any sums by whomsoever paid or howsoever realized to any obligation of the Borrower or other obligor, regardless of what obligations of the Borrower or other obligor remain unpaid;

(g)      any invalidity or unenforceability relating to or against the Borrower or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or other obligor or any other guarantor of the principal of or interest on any Note or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability; or

(h)      any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 12.

Section 12.3         Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 12 shall remain in full force and effect until the Revolving Credit Commitments are terminated, all Letters of Credit have expired, and the principal of and interest on the Notes and all other amounts payable by the Borrower and the Guarantors under this Agreement and all other Loan Documents and, if then outstanding and unpaid, all Hedging Liability and Funds Transfer and Deposit Account Liability shall have been paid in full. If at any time any payment of the principal of or interest on any Note or any Reimbursement Obligation or any other amount payable by the Borrower or other obligor or any Guarantor under the Loan Documents or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 12 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 12.4         Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall have been paid in full subsequent to the termination of all the Revolving Credit Commitments and expiration of all Letters of Credit. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability and all other amounts payable by the Borrower hereunder and the other Loan Documents and (y) the termination of the Revolving Credit Commitments and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders (and their Affiliates) or be credited and applied upon the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 12.5         Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, or any other Person against the Borrower or other obligor, another guarantor, or any other Person.

Section 12.6         Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 12 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 12 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

Section 12.7         Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower or other obligor under this Agreement or any other Loan Document, or under any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 12.8         Benefit to Guarantors. The Borrower and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

Section 12.9         Guarantor Covenants. Each Guarantor shall take such action as the Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by this Agreement to prohibit such Guarantor from taking.

SECTION 13.         MISCELLANEOUS.

Section 13.1         Withholding Taxes. (a)  Payments Free of Withholding. Except as otherwise required by law and subject to Section 13.1(b) hereof, each payment by the Borrower and the Guarantors under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which the Borrower or such Guarantor is domiciled, any jurisdiction from which the Borrower or such Guarantor makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein, excluding, in the case of the Administrative Agent and each Lender, (i) taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Legal Requirements of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office and (ii) in the case of a foreign Lender, any withholding tax that is imposed on amounts payable to such Lender at the time such foreign Lender becomes a party to this Agreement (or designates a new Lending Office) or is attributable to such foreign Lender’s failure to comply with Section 13.1(b). If any such withholding is so required, the Borrower or such Guarantor shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender or the Administrative Agent (as the case may be) would have received had such withholding not been made. If the Administrative Agent or any Lender pays any amount in respect of any such taxes, penalties or interest, the Borrower or such Guarantor shall reimburse the Administrative Agent or such Lender for that payment on demand in the currency in which such payment was made. If the Borrower or such Guarantor pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment. Notwithstanding anything to the contrary herein, the Borrower and the Guarantors shall have no liability or responsibility for payment of any penalties, interest or fines accruing on any taxes pursuant to this Section 13 which arise or result from the Administrative Agent’s or any Lender’s failure to comply with any Legal Requirement.

(b)           U.S. Withholding Tax Exemptions. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such financial institution becomes a Lender hereunder, two duly completed and signed copies of (i) either Form W-8 BEN (relating to such Lender and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) or Form W-8 ECI (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code). Thereafter and from time to time, each Lender shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Borrower in a written notice, directly or through the Administrative Agent, to such Lender and (ii) required under then current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents or the Obligations. Upon the request of the Borrower or the Administrative Agent, each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent a certificate to the effect that it is such a United States person.

(c)           Inability of Lender to Submit Forms. If any Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or the Administrative Agent any form or certificate that such Lender is obligated to submit pursuant to subsection (b) of this Section 13.1 or that such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Borrower and Administrative Agent of such fact and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

(d)           Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any taxes as to which it has been indemnified by the Borrower under this Agreement or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Agreement or additional amounts paid by the Borrower under this Section with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant governmental authority with respect to such refund, provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such governmental authority.

(e)           Change of Lending Office. If Borrower is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 13.1, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 13.1 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 13.2         No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 13.3         Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 13.4         Documentary Taxes. The Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 13.5         Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 13.6         Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans and Letters of Credit, including, but not limited to, Sections 1.11, 10.3, and 13.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 13.7         Sharing of Set-Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.

Section 13.8         Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to the Lenders and the Administrative Agent shall be addressed to their respective addresses or telecopier numbers set forth on the signature pages hereof, and to the Borrower or any Guarantor to:

Kimball Hill, Inc.

5999 New Wilke Road, Suite 504

Rolling Meadows, Illinois 60008

Attention:              Hal H. Barber

Telephone:            (847) 364-7300

Telecopy:              (847) 439-0875

and a copy to:

Kimball Hill, Inc.

5999 New Wilke Road, Suite 504

Rolling Meadows, Illinois 60008

Attention:              General Counsel

Telephone:            (847) 364-7300

Telecopy:              (847) 439-0875

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or on the signature pages hereof and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or on the signature pages hereof; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

Section 13.9         Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 13.10       Successors and Assigns. This Agreement shall be binding upon the Borrower and the Guarantors and their successors and assigns, and shall inure to the benefit of the Administrative Agent and each of the Lenders and the benefit of their respective successors and assigns, including any subsequent holder of any of the Obligations. The Borrower and the Guarantors may not assign any of their rights or obligations under any Loan Document without the written consent of all of the Lenders.

Section 13.11       Participants. Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Revolving Credit Commitments held by such Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section, and the Administrative Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation  is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Section 1.11 and Section 10.3 hereof. The Borrower authorizes each Lender to disclose to any participant or prospective participant under this Section any financial or other information pertaining to the Borrower or any Subsidiary, provided such participant expressly agrees to be bound by the provisions of Section 13.25 hereof.

Section 13.12       Assignments. (a)  Each Lender shall have the right at any time, with the prior consent of the Administrative Agent (and the L/C Issuers, if other than the Administrative Agent) (except in the case of assignments to an existing Lender or an Affiliate thereof, in which case no consent by the Administrative Agent shall be needed) and, so long as no Event of Default then exists, the Borrower (which consent of the Borrower shall not be unreasonably withheld) to sell, assign, transfer or negotiate all or any part of its rights and obligations under the Loan Documents (including, without limitation, the indebtedness evidenced by the Notes then held by such assigning Lender, together with an equivalent percentage of its obligation to make Loans and participate in Letters of Credit) to one or more commercial banks or other financial institutions or investors, provided that, unless otherwise agreed to by the Administrative Agent, such assignment shall be of a fixed percentage (and not by its terms of varying percentage) of the assigning Lender’s rights and obligations under the Loan Documents; provided, however, that in order to make any such assignment (i) unless the assigning Lender is assigning all of its Revolving Credit Commitments, outstanding Loans and interests in L/C Obligations, the assigning Lender shall retain at least $5,000,000 in unused Revolving Credit Commitments, outstanding Loans and interests in Letters of Credit, (ii) the assignee Lender shall have Revolving Credit Commitments, outstanding Loans and interests in Letters of Credit of at least $5,000,000, (iii) each such assignment shall be evidenced by a written agreement (substantially in the form attached hereto as Exhibit H or in such other form acceptable to the Administrative Agent) executed by such assigning Lender, such assignee Lender or Lenders, the Administrative Agent (and the L/C Issuers, if other than the Administrative Agent) and, if required as provided above, the Borrower, which agreement shall specify in each instance the portion of the Obligations which are to be assigned to the assignee Lender and the portion of the Revolving Credit Commitments of the assigning Lender to be assumed by the assignee Lender, and (iv) the assigning Lender shall pay to the Administrative Agent a processing fee of $3,500 and any out-of-pocket attorneys’ fees and expenses incurred by the Administrative Agent in connection with any such assignment agreement. Any such assignee shall become a Lender for all purposes hereunder to the extent of the rights and obligations under the Loan Documents it assumes and the assigning Lender shall be released from its obligations, and will have released its rights, under the Loan Documents to the extent of such assignment. The address for notices to such assignee Lender shall be as specified in the assignment agreement executed by it. Promptly upon the effectiveness of any such assignment agreement, the Borrower shall execute and deliver replacement Notes to the assignee Lender and the assigning Lender in the respective amounts of their Revolving Credit Commitments (or assigned principal amounts, as applicable) after giving effect to the reduction occasioned by such assignment (all such Notes to constitute “Notes” for all purposes of the Loan Documents), and the assignee Lender shall thereafter surrender to the Borrower its old Notes. The Borrower authorizes each Lender to disclose to any purchaser or prospective purchaser of an interest in the Loans and interest in Letters of Credit owed to it or its Revolving Credit Commitments under this Section any financial or other information pertaining to the Borrower or any Subsidiary.

(b)           Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

Section 13.13       Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders, and (c) if the rights or duties of the

Administrative Agent or the L/C Issuer are affected thereby, the Administrative Agent or such L/C Issuer, as applicable; provided that:

(i)            no amendment or waiver pursuant to this Section 13.13 shall (A) increase any Revolving Credit Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder;

(ii)           no amendment or waiver pursuant to this Section 13.13 shall, unless signed by each Lender, increase the aggregate Revolving Credit Commitments of the Lenders (except as provided in Section 1.13), change the definitions of Revolving Credit Termination Date or Required Lenders, change the provisions of this Section 13.13, release any material guarantor, or affect the number of Lenders required to take any action hereunder or under any other Loan Document; and

(iii)          no amendment to Section 12 hereof shall be made without the consent of the Guarantor(s) affected thereby.

Section 13.14       Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 13.15       Costs and Expenses; Indemnification. (a)  The Borrower agrees to pay all costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated. The Borrower further agrees to indemnify the Administrative Agent, each Lender, and their respective directors, officers, employees, agents, financial advisors, and consultants against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Administrative Agent or a Lender at any time, shall reimburse the Administrative Agent or such Lender for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

(b)           The Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, the Administrative Agent and the Lenders for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs, arising out of any of the following:  (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any environmental law, whether federal, state, or local, and any regulations promulgated thereunder, by the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by the Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the willful misconduct or gross negligence of the party claiming indemnification. This indemnification shall survive the payment and satisfaction of all Obligations and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of the Borrower and shall inure to the benefit of Administrative Agent and the Lenders directors, officers, employees, agents, and collateral trustees, and their successors and assigns.

Section 13.16       Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender and each subsequent holder of any Obligation is hereby authorized by the Borrower and each Guarantor at any time or from time to time, without notice to the Borrower or such Guarantor or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender or that subsequent holder to or for the credit or the account of the Borrower or such Guarantor, whether or not matured, against and on account of the Obligations of the Borrower or such Guarantor to that Lender or that subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 13.17       Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 13.18       Governing Law. This Agreement and the other Loan Documents (except as otherwise specified therein), and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois.

Section 13.19       Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 13.20       Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 13.21       Construction. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries.

Section 13.22       Lender’s Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the

Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

Section 13.23       Submission to Jurisdiction; Waiver of Jury Trial. The Borrower and the Guarantors hereby submit to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWER, THE GUARANTORS, THE ADMINISTRATIVE AGENT, AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 13.24       USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 13.25       Confidentiality. Each of the Administrative Agent, the Lenders, the L/C Issuer and any participant under Section 13.11 hereof agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its Subsidiaries and its obligations, (g) with the prior written consent of the Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Revolving Credit Commitments herehunder, of (j) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j), or (k) to holders of any Subordinated Debt.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries.

[SIGNATURE PAGES TO FOLLOW]

This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“BORROWER”

KIMBALL HILL, INC., an Illinois corporation

By:	/s/ David K. Hill
Name:	David K. Hill
Title:	Chairman, Chief Executive Officer and Director

“GUARANTORS”

CACTUS HILLS, LLC
KIMBALL HILL HOMES AUSTIN INVESTMENTS, L.L.C.
KIMBALL HILL HOMES AUSTIN OPERATIONS, L.L.C.
KIMBALL HILL HOMES DALLAS INVESTMENTS, L.L.C.
KIMBALL HILL HOMES DALLAS OPERATIONS, L.L.C.
KIMBALL HILL HOMES HOUSTON INVESTMENTS, L.L.C.
KIMBALL HILL HOMES HOUSTON OPERATIONS, L.L.C.
KIMBALL HILL TEXAS INVESTMENT COMPANY, L.L.C.

By:	/s/ David K. Hill
Name:	David K. Hill
Title:	Manager

EAST LAKE PARK, INC.
KIMBALL HILL FAR EAST DETROIT, LLC
KIMBALL HILL STATEWAY, INC.

By:	/s/ Hal H. Barber
Name:	Hal H. Barber
Title:	Vice President and Treasurer

KH FINANCIAL HOLDING COMPANY
KHH TEXAS TRADING COMPANY L.P.
KIMBALL HILL HOMES AUSTIN, L.P.
KIMBALL HILL HOMES CALIFORNIA, INC.
KIMBALL HILL HOMES DALLAS, L.P.
KIMBALL HILL HOMES FLORIDA, INC.
KIMBALL HILL HOMES HOUSTON, L.P.
KIMBALL HILL HOMES ILLINOIS, LLC
KIMBALL HILL HOMES NEVADA, INC.
KIMBALL HILL HOMES OHIO, INC.
KIMBALL HILL HOMES OREGON, INC.
KIMBALL HILL HOMES REALTY FLORIDA, INC.
KIMBALL HILL HOMES SAN ANTONIO, L.P.
KIMBALL HILL HOMES TEXAS, INC.
KIMBALL HILL HOMES WASHINGTON, INC.
KIMBALL HILL HOMES WISCONSIN, INC.
NATIONAL CREDIT AND GUARANTY CORPORATION
RIVER OAKS REALTY, L.P.

By:		/s/ Hal H. Barber
Name:	Hal H. Barber
Title:	Vice President

18TH AND PEORIA, LLC

By:	Kimball Hill Suburban Centers, L.L.C., its manager

	By:	Kimball Hill, Inc., its manager

		By:	/s/ Hal H. Barber
		Name:	Hal H. Barber
		Title:	Senior Vice President, Finance

KIMBALL HILL SUBURBAN CENTERS, L.L.C.
KIMBALL HILL URBAN CENTERS, L.L.C.
THE GLENS AT WESTLAKE, L.L.C.

By:	Kimball Hill, Inc., its manager

	By:	/s/ Hal H. Barber
	Name:	Hal H. Barber
	Title:	Senior Vice President, Finance

KIMBALL HILL URBAN CENTERS CHICAGO ONE, L.L.C.
KIMBALL HILL URBAN CENTERS CHICAGO TWO, L.L.C.

By:	Kimball Hill Urban Centers, L.L.C., its manager

	By:	Kimball Hill, Inc., its manager

		By:	/s/ Hal H. Barber
		Name:	Hal H. Barber
		Title:	Senior Vice President, Finance

BRIDLE RIDGE LIMITED PARTNERSHIP
PARKVIEW LIMITED PARTNERSHIP
RIVER POINTE LIMITED PARTNERSHIP
SONATA AT MORADA RANCH LIMITED PARTNERSHIP
WINDMILL PARK LIMITED PARTNERSHIP

By:	Kimball Hill Homes California, Inc., its general partner

	By:	/s/ Hal H. Barber
	Name:	Hal H. Barber
	Title:	Vice President

KIMBALL HILL BELLEVUE RANCH, LLC
KIMBALL HILL REFLECTIONS, LLC
KIMBALL HILL SHELDON LAKES, LLC
KIMBALL HILL VILLAGES, LLC

By:	Kimball Hill Homes California, Inc., its manager

	By:	/s/ Hal H. Barber
	Name:	Hal H. Barber
	Title:	Vice President

KIMBALL HILL CHADWICK FARMS LIMITED PARTNERSHIP
KIMBALL WEST FRISCO LIMITED PARTNERSHIP

By:	Kimball Hill Homes Dallas, L.P., its general partner

	By:	/s/ Hal H. Barber
	Name:	Hal H. Barber
	Title:	Vice President

KIMBALL HILL CALUSA PALMS LIMITED PARTNERSHIP
KIMBALL HILL MARBELLA ESTATES LIMITED PARTNERSHIP

By:	Kimball Hill Homes Florida, Inc., its general partner

	By:	/s/ Hal H. Barber
	Name:	Hal H. Barber
	Title:	Vice President

INDIAN TRAILS LIMITED PARTNERSHIP

By:	Kimball Hill Homes Houston, L.P., its general partner

	By:	/s/ Hal H. Barber
	Name:	Hal H. Barber
	Title:	Vice President

KIMBALL HILL TX PROPERTIES, LLC

By:	Kimball Hill Homes Houston, L.P., its manager

	By:	/s/ Hal H. Barber
	Name:	Hal H. Barber
	Title:	Vice President

ASTOR PLACE LIMITED PARTNERSHIP
BOLINGBROOK LIMITED PARTNERSHIP
EDGEWATER LIMITED PARTNERSHIP
HUNTINGTON CHASE LIMITED PARTNERSHIP
LEGEND LAKES LIMITED PARTNERSHIP
THE GLEN TOWNHOMES LIMITED PARTNERSHIP
THE HAMILTON PLACE PARTNERSHIP
WATERFORD LIMITED PARTNERSHIP
WHISPERING MEADOW LIMITED PARTNERSHIP
WHITE OAK LIMITED PARTNERSHIP

By:	Kimball Hill Homes Illinois, LLC, its general partner

	By:	/s/ Hal H. Barber
	Name:	Hal H. Barber
	Title:	Vice President

KH INGHAM PARK SOUTH, LLC
KH SRAV II, LLC

By:	Kimball Hill Homes Illinois, LLC, its manager

	By:	/s/ Hal H. Barber
	Name:	Hal H. Barber
	Title:	Vice President

KIMBALL HILL CENTENNIAL HEIGHTS LIMITED PARTNERSHIP
KIMBALL HILL HEATHERS/CAPAROLA LIMITED PARTNERSHIP
KIMBALL MOUNTAIN FIRST LIMITED PARTNERSHIP

By:	Kimball Hill Homes Nevada, Inc., its general partner

	By:	/s/ Hal H. Barber
	Name:	Hal H. Barber
	Title:	Vice President

KIMBALL COVE LIMITED PARTNERSHIP
KIMBALL HILL LYNDEN PARK II LIMITED PARTNERSHIP

By:	Kimball Hill Homes Texas, Inc., its general partner

	By:	/s/ Hal H. Barber
	Name:	Hal H. Barber
	Title:	Vice President

RIVER OAKS HOMES, LLP

By:	Kimball Hill Homes Texas, Inc., its manager

	By:	/s/ Hal H. Barber
	Name:	Hal H. Barber
	Title:	Vice President

GABLES AT HIDDENBROOK LIMITED
PARTNERSHIP

By:	Kimball Hill Homes Washington, Inc., its general
partner

	By:	/s/ Hal H. Barber
	Name:	Hal H. Barber
	Title:	Vice President

PARK SHORE, L.L.C.

By:	Kimball Hill Homes Wisconsin, Inc., its manager

	By:	/s/ Hal H. Barber
	Name:	Hal H. Barber
	Title:	Vice President

“LENDERS”

HARRIS N.A., in its individual capacity as a Lender, as L/C Issuer, and as Administrative Agent

By:	/s/ Thomas A. Batterham
Name:	Thomas A. Batterham
Title:	Managing Director

Address:
111 W. Monroe Street, 10th Floor West
Chicago, IL 60603
Attention:	Karen Duffy
Telecopy:	(312) 461-2968
Telephone:	(312) 765-1140

BANK OF AMERICA, N.A., in its individual capacity as a Lender, and as Syndication Agent

By:	/s/ Patricia A. Provenzano
Name:	Patricia A. Provenzano
Title:	Senior Vice President

Address:
One Lincoln Centre, Suite 300
18W140 Butterfield Rd.
Oakbrook Terrace, IL 60181
Attention:	Patricia A. Provenzano
Telecopy:	(630) 627-1948
Telephone:	(630) 620-3954

KEYBANK NATIONAL ASSOCIATION, as Co-Documentation Agent and a Lender

By:	/s/ Lynn Drummond
Name:	Lynn Drummond
Title:	Closing Officer

Address:
8117 Preston Road
Preston Commons West Tower #440
Dallas, TX 75225
Attention:	Kevin Delozier
Telecopy:	(214) 414-2621
Telephone:	(214) 414-2585

WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent
and a Lender

By:	/s/ William A. Cropper Jr.
Name:	William A. Cropper Jr.
Title:	Assistant Vice President

Address:
9601 Katy Freeway, Suite 315
Houston, TX 77024
Attention:	Brandi Hermis
Telecopy:	(713) 932-8110
Telephone:	(713) 576-1060

CHARTER ONE BANK, N.A., as a Lender

By:	/s/ Jason K. Welch
Name:	Jason K. Welch
Title:	Vice President

Address:
One Grant Square - ILG402
Hinsdale, IL 60521
Attention:	Jason Welch
Telecopy:	(630) 850-8340
Telephone:	(630) 794-8721

FIRST BANK, as a Lender

By:	/s/ Thomas R. Maxwell
Name:	Thomas R. Maxwell
Title:	Senior Vice President

Address:
101 E. St. Charles Rd.
Villa Park, IL 60181
Attention:	Tom Maxwell
Telecopy:	(630) 993-3945
Telephone:	(630) 993-3942

LaSALLE BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Nathan Weyer
Name:	Nathan Weyer
Title:	Vice President

Address:
5950 Sherry Lane, Suite 540
Dallas, TX 75225
Attention:	Nathan Weyer
Telecopy:	(214) 360-5001
Telephone:	(214) 360-5004

FIFTH THIRD BANK, as a Lender

By:	/s/ Michael J. Rodriguez
Name:	Michael J. Rodriguez
Title:	Relationship Manager, AC

Address:
1701 Golf Road
Tower 1, GRLM7E
Rolling Meadows, IL 60008
Attention:	Michael Rodriguez
Telecopy:	(847) 354-7150
Telephone:	(847) 354-7096

ASSOCIATED BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Robert J. Burda
Name:	Robert J. Burda
Title:	Vice President

Address:
500 Lake Cook Road, Suite 210
Deerfield, IL 60015
Attention:	Rob Burda
Telecopy:	(847) 236-0996
Telephone:	(847) 236-4462

NATIONAL CITY BANK, as a Lender

By:	/s/ Gina Fridberg
Name:	Gina Fridberg
Title:	Assistant Vice President

Address:
1 North Franklin, Suite 2150
Chicago, IL 60606
Attention:	Gina M. Fridberg
Telecopy:	(312) 384-4623
Telephone:	(312) 338-5204CICI

CITIBANK TEXAS, N.A., as a Lender

By:	/s/ Glen R. Bell
Name:	Glen R. Bell
Title:	Senior Vice President

Address:
2000 West Sam Houston Parkway So. #600
Houston, TX 77042
Attention:	Glen R. Bell
Telecopy:	(713) 954-2053
Telephone:	(713) 954-9562 x103FRAN

FRANKLIN BANK, SSB, as a Lender

By:	/s/ Sherry K. Day
Name:	Sherry K. Day
Title:	Senior Vice President

Address:
9800 Richmond Ave, #680
Houston, TX 77042
Attention:	Sherry K. Day
Telecopy:	(713) 339-8949
Telephone:	(713) 339-8943

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Thomas J. Reynolds
Name:	Thomas J. Reynolds
Title:	Assistant Vice President

Address:
131 S. Dearborn St., 5th Floor
Mail code IL1-0458
Chicago, IL 60603
Attention:	Tom Reynolds
Telecopy:	(312) 325-5172
Telephone:	(312) 325-5039

OAK BROOK BANK, as a Lender

By:	/s/ Christopher Hutter
Name:	Christopher Hutter
Title:	Vice President

Address:
1400 16th Street
Oak Brook, IL 60523
Attention:	Christopher Hutter
Telecopy:	(630) 571-0256
Telephone:	(630) 571-1050 x338

BANK OF THE WEST, a California banking corporation, as a Lender

By:	/s/ Paula Toponce
Paula Toponce,
Vice President & Documentation Supervisor

By:	/s/ Stacey Michrowski
Stacey Michrowski,
Vice President

Address:
4041 MacArthur Blvd., Suite 100
Newport Beach, CA 92660
Attention:	Dana O. White
Telecopy:	(949) 833-3275
Telephone:	(949) 622-6024

COMERICA BANK, as a Lender

By:	/s/ Charles Weddell
Name:	Charles Weddell
Title:	Vice President

Address:
500 Woodward Ave., MC 3256
Detroit, MI 48226
Attention:	Charles Weddell
Telecopy:	(313) 222-9295
Telephone:	(313) 222-3323

COMPASS BANK, as a Lender

By:	/s/ Richard H. Trembath
Richard H. Trembath,
Senior Vice President

Address:
10 S. Riverside Plaza, Suite 18
Chicago, IL 60606
Attention:	Richard H. Trembath
Telecopy:	(312) 474-6180
Telephone:	(312) 474-6171

HARRIS NESBITT, as Co-Lead Arranger and Joint Book Runner

By:	/s/ Sumit Sengusta
Name:	Sumit Sengusta
Title:	Managing Director

Address:
111 W. Monroe Street, 11th Floor West
Chicago, IL 60603
Attention:	Karen Duffy
Telecopy:	(312) 461-2968
Telephone:	(312) 765-1140

BANC OF AMERICA SECURITIES, LLC, as Co-Lead Arranger and Joint Book Runner

By:	/s/ Katherine Grapp
Name:	Katherine Grapp
Title:	Managing Director

Address:
Syndicated Capital Markets - REBG
214 North Tryon Street, 22nd Floor
NC1-027-22-01
Charlotte, NC 28255
Attention:	Lawrence R. Grames, III
Telecopy:	(704) 386-0255
Telephone:	(704) 387-2707

Exhibit A	Form of Letter of Credit Request
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Notice of Continuation/Conversion
Exhibit D-1	Form of Revolving Note
Exhibit D-2	Form of Swing Note
Exhibit E	Form of Borrowing Base Certificate
Exhibit F	Form of Compliance Certificate
Exhibit G	Form of Additional Guarantor Supplement
Exhibit H	Form of Assignment and Acceptance
Exhibit I	Form of Commitment and Acceptance

Schedule 1	Revolving Credit Commitments
Schedule 1.2	Pre-existing Letters of Credit
Schedule 6.2	Subsidiaries